                                                                    Exhibit 2

A.Prot. 1999/320

Notary Stephan Cueni
Basel/Switzerland
December 7/8, 1999

                       SIEMENS AKTIENGESELLSCHAFT (SELLER)

                                       and

                        CORNING INCORPORATED (PURCHASER)

                     THE MASTER SALE AND PURCHASE AGREEMENT

                                   relating to

                   the sale and purchase of Seller's worldwide

         (i) optical fiber communications cable and related operations,

          (ii) copper data communication cable and related operations,

            (iii) cable related hardware and equipment operations and

                         (iv) optical fiber operations.

CONTENTS

PREAMBLE.......................................................................3

1.    DEFINITIONS..............................................................3

2.    SALE OF SHARES, INTERESTS AND ASSETS.....................................7

      2.1 Sale of Shares and Interests.........................................7

        A. Germany (without German Siecor Companies)...........................7

         (a)  Sale of Shares...................................................7

         (b)  Sale of Interests................................................8

        B.  Other Wholly-Owned Companies.......................................9

        C.  Siecor Companies...................................................9

         a.  Siecor GmbH.......................................................9

         b.  Siecor GmbH & Co KG...............................................9

         c  Siecor Corporation ...............................................10

        D.  Non-Wholly Owned Companies........................................10

      2.2  Sale of Assets /Assumption of Liabilities..........................10

        A.  Argentine Assets..................................................10

        B.  Australian Assets  ...............................................10

        C.  U.S. Assets ......................................................11

      2.3  Transfer Deeds/Agreements..........................................11

        A.  Germany (without German Siecor Companies)  .......................11

        B.  Other Wholly Owned Companies  ....................................12

        C.  Siecor Companies  ................................................12

        D.  Non-Wholly Owned Companies  ......................................12

        E.  Assets  ..........................................................12

3. PURCHASE PRICE.............................................................13

      3.1  Preliminary Purchase Price.........................................13

      3.2  Adjustments to Preliminary Purchase Price..........................14

        A.  Audited Financial Statements for the Fiscal Year Ended
            September 30, 1999 .............................................. 14

        B.   Effective Date Balance Sheet ....................................15

        C.  Agreed Procedures ................................................15

        D.  Adjustments to Preliminary Purchase Price ........................16

        E.   Adjustments for Non-Wholly Owned Companies other than SOFC ......16

        F.  Adjustments for SOFC .............................................16

        G.  Post April 1, 2000 Interim Financial Statement ...................17

      3.3  Contingent Consideration...........................................17

      3.4 Method of Payment...................................................17
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                                                                             iii

4.  EFFECTIVE DATE............................................................18

5.  CLOSING CONDITIONS........................................................18

      5.1  Conditions Precedent for Closing...................................18

      5.2  Non-Satisfaction...................................................20

      5.3  German Merger Control Process......................................20

      5.3  Conditions Precedent to National Closings..........................21

6.  ACTIONS PENDING CLOSING OR NATIONAL CLOSING...............................22

      6.1  Cooperation........................................................22

      6.2  Restrictions on Relevant Sellers...................................22

      6.3  Dividends..........................................................24

      6.4  Cash Pooling.......................................................24

7.  CLOSINGS..................................................................24

      7.1  Closing............................................................24

        A.  Date and Place....................................................24

        B.  [intentionally left blank]........................................25

        C.  Payment of Preliminary Purchase Price; Transfer of Shares, etc....25

      7.2  .National Closings.................................................25

8.  REPRESENTATIONS AND WARRANTIES............................................26

      8.1  Representations and Warranties of Purchaser........................26

      8.2  Representations and Warranties of Seller...........................27

        A.  with respect to Seller............................................27

         Authority and Capacity...............................................27

        B.  with respect to Siecor Corporation................................28

         Authority and Capacity...............................................28

        C.  with respect to Siecor GmbH and Siecor GmbH & Co KG (the
           "German Siecor Companies").........................................28

         a.  Authority and Capacity...........................................28

         b.  Litigation.......................................................28

         c.  Compliance with Laws.............................................29

         d.  Activities in Ordinary Course....................................29

         e.  Taxation.........................................................29

        D.  With respect to Non Wholly Owned Companies........................30

           a.  Authority and Capacity.........................................30

           b)  Returns and Information........................................30

           c)  Audits and Proceedings.........................................30

        E.  With respect to Wholly Owned Companies............................31

         a.  Authority and Capacity...........................................31

         b.  Accounting and Other Records.....................................31
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                                                                              iv

         c.  Changes since Balance Sheet Date.................................31

         d.  Legal Matters....................................................32

         e.  Insolvency; Inability to Conduct Business........................33

         f.  Trading and Contract Agreements..................................33

         g.  Employees........................................................34

         h.  Taxation.........................................................37

         i.  Intellectual Property............................................38

         j.  Suppliers........................................................40

         k.  Regulatory and Operating Conditions..............................40

         l.  Property.........................................................41

         m.  Y2K..............................................................42

        F.  With respect to Assets............................................43

         a.  Title............................................................43

         b.  Working Order....................................................43

         c.  Licenses.........................................................43

         d.  Employees........................................................43

         e.  Taxation.........................................................44

         f.  Certain Undischarged Liabilities.................................44

      8.3  Seller's Knowledge.................................................44

      8.4  Remedies...........................................................45

9.  LIMITATION OF LIABILITY AND CONDUCT OF CLAIMS.............................45

      9.1  Limitation of Liability............................................45

         9.1.1  Time Limits...................................................46

         9.1.2  Individual Minimum Claims.....................................46

         9.1.3  Aggregate Minimum Claims......................................46

         9.1.4  Maximum Claims................................................47

         9.1.5  Pro Rata Limitation...........................................47

         9 1.6  Provisions in the Effective Date Balance Sheet................47

         9.1.7  Taxation Effects..............................................47

         9.1.8  Insurance.....................................................47

         9.1.9  Changes in Legislation........................................47

      9.2  Claims against Third Parties.......................................48

      9.3  Double Claims......................................................48

      9.4  Effect of Closings.................................................48

      9.5  Disclosed to Purchaser.............................................48

      9.6  Following the Closing..............................................49

      9.7  Teleco Subsidies...................................................49
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                                                                               v

      9.8  Relevant Purchaser/Relevant Seller.................................49

      9.9  Conduct of Claims..................................................49

10.  INDEMNITIES..............................................................51

      10.1 Seller Indemnities.................................................51

        A.  Tax and Investment Grants.........................................51

         1.  Scope ...........................................................51

         2.  Procedure .......................................................51

        B.  Environment.......................................................52

         (a)  General.........................................................52

         (b)  Time Period.....................................................52

         (c)  Establishment of Obligation to Indemnify........................53

         (d)  Scope of Obligation.............................................53

         (e)  Limitations.....................................................53

         (f)  Change of Law...................................................54

         (g)  Consultation/Procedure..........................................54

         (h)  Arbitral Expert.................................................54

         (i)  Definitions.....................................................55

         (j)  Sale to Third Parties...........................................55

        C.  Jordan Project  ..................................................56

        D. Purchaser Avoiding Indemnified Losses..............................56

      10.2  Purchaser's Indemnities...........................................56

11.  CONTRACTS................................................................56

      11.1  Relating to Asset Sellers.........................................56

      11.2 Material Contracts, Assigning/Novating.............................57

12.  COVENANTS................................................................57

        A.  SOFC..............................................................57

        B.  Repayment of Indebtedness.........................................57

        C.  Employees; Employee Benefit Arrangements..........................58

         a.  General..........................................................58

         b.  Employees........................................................58

         c.  Seller Obligations...............................................59

         d.  Employee Records.................................................59

         e.  Stock Options and Other Deferred Compensation....................60

         f.  Employee Stock...................................................60

         g.  Additional Possible Employment Offers............................60

        D.  Non Competition...................................................61

        E.  Bonds and Guarantees..............................................62
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                                                                              vi

13.  FURTHER OBLIGATIONS......................................................62

        A.  Seller's General Obligations......................................62

        B.  Covenants Relating to Industrial Property Rights..................63

        C.  General Services and Supply Agreement.............................64

        D.  Insurance Policies................................................65

        E.  Intercompany Agreements...........................................65

        F.  Neustadt..........................................................65

        G.  Inspection of Books...............................................66

        H.  Facility Rearrangement............................................66

14.  MISCELLANEOUS............................................................66

        A.  Announcements.....................................................66

        B.  Confidential Information..........................................66

        C.  Entire Agreement..................................................67

        D.  Amendments; Amended Schedules.....................................67

        E.  Costs.............................................................68

        F.  Interest..........................................................68

        G.  Notices...........................................................68

        H.  Severance/Waiver..................................................69

        I.  Inconsistent Provisions...........................................70

        J.  Governing Law and Disputes........................................70

        K.  List of Schedules.................................................71

         SCHEDULE 2...........................................................71

            Part 1............................................................71

            Part 2............................................................71

         SCHEDULE 2.A.........................................................71

         SCHEDULE 2.1.A.......................................................71

         SCHEDULE 2.2.A.1.....................................................72

         SCHEDULE 2.2.A.2.....................................................72

         SCHEDULE 2.2.B.1.....................................................72

         SCHEDULE 2.2.B.2.....................................................72

         SCHEDULE 2.2.C. 1....................................................72

         SCHEDULE 2.2.C.2.....................................................72

         SCHEDULE 2.3.A.......................................................72

         SCHEDULE 2.3.B.......................................................72

         SCHEDULE 2.3.C(a)....................................................72

         SCHEDULE 2.3.C(b)....................................................72

         SCHEDULE 2.3.E.......................................................73
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                                                                             vii

         SCHEDULE 3.1.........................................................73

         SCHEDULE 3.2.A.......................................................73

         SCHEDULE 3.2.B.......................................................73

         SCHEDULE 3.2.C.......................................................73

         SCHEDULE 3.2.D.......................................................73

         SCHEDULE 3.3.A.......................................................73

         SCHEDULE 3.3.B.......................................................73

         SCHEDULE 8.2.C.b.....................................................73

         SCHEDULE 8.2.C.d.....................................................73

         SCHEDULE 8.2.E.a.....................................................74

         SCHEDULE 8.2.E.c.....................................................74

         SCHEDULE 8.2.E.d.iii.................................................74

         SCHEDULE 8.2.E.f.ii..................................................74

         SCHEDULE 8.2.E.f.iii.................................................74

         SCHEDULE 8.2.E.g.....................................................74

         SCHEDULE 8 2.E.g.ii..................................................74

         SCHEDULE 8.2.E.g.iv..................................................74

         SCHEDULE 8.2.E.g.vi..................................................74

         SCHEDULE 8.2.E.g.vii.................................................74

         SCHEDULE 8.2.E.g.viii................................................75

         SCHEDULE 8.2.E.h.ii..................................................75

         SCHEDULE 8.2.E.i.....................................................75

         SCHEDULE 8.2.E.l.....................................................75

         SCHEDULE 8.2.E.l.vi..................................................75

         SCHEDULE 8.2.E.m.....................................................75

         SCHEDULE 8.2.F.c.....................................................75

         SCHEDULE 8.2.F.d.....................................................75

         SCHEDULE 8.3.........................................................75

         SCHEDULE 10.1.C......................................................75

         SCHEDULE 12.A........................................................76

         SCHEDULE 12.B........................................................76

         SCHEDULE 12.D........................................................76

         SCHEDULE 12.E........................................................76

         SCHEDULE 13.D........................................................76

         SCHEDULE 13.E (a)....................................................76

         SCHEDULE 13.H........................................................76

         SCHEDULE 14.B........................................................76
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                                                                            viii

         Supplements..........................................................76

A.Prot. 1999/320

                                  NOTARIAL DEED

                     THE MASTER SALE AND PURCHASE AGREEMENT

Recorded in Basle, Switzerland this 7th (seventh) and 8th (eighth) day of December, 1999 (nineteen hundred and ninety-nine)

Before me, the undersigned Notary Public in the City of Basle,

                                  STEPHAN CUENI

appeared today:

1. Mr. Carsten Becker, born November 14, 1964, German citizen, domiciled at D-80797 Munich, Schlei(beta)heimer Stra(beta)e 89, identified by his German Personalausweis,

      hereinafter not acting in his own name, but, waiving any personal liability, according to his declaration for and on behalf of

      Siemens Aktiengesellschaft, a company incorporated and existing under the laws of Germany, registered in the commercial register of the Lower Court in Munich under HRB no. 12300, with its seat in D-80333 Munich, Wittelsbacherplatz 2

                                                                   - "Seller" -

      on the basis of a power of attorney dated December 6, 1999, the original of which was presented to the notary before the recording and a copy of which is attached hereto, and on the basis of the attached substitute power of attorney as of today, signed in the presence of the Notary by Mr. Michael Schiefen, born December 16, 1946, citizen of the United States of America, holder of US-passport 110987393, issued March 15, 1995,

2. Dr. Barbara Keil, born March 30, 1968, German citizen, domiciled at D-14057 Berlin, Neue Kantstra(beta)e 25, identified by her German Personalausweis, hereinafter not acting in her own name, but, waiving any personal liability, according to her declaration for and on behalf of

      Corning Incorporated, a company incorporated and existing under the laws of New York, with its principal place of business in One Riverside Plaza, Corning, New York 14831, USA,

                                                                 - "Purchaser" -

      on the basis of a power of attorney dated December 1, 1999, and a Secretary's Certificate dated December 3, 1999, the originals thereof were presented to the notary before recording and copies thereof are attached hereto, and on the basis of the attached substitute power of attorney as of today, signed in the presence of the Notary by Mr. Angus MacIver, born April 13, 1947, citizen of the United States of America, holder of US-passport 111729347, issued February 5, 1998.

The acting notary asked the persons appearing prior to the notarization whether he or any of his partners acts or acted in the matter to be recorded for any of the parties of this deed outside his or, as the case may be, their notarial function (Section 3 para. 1 No. 7 German Recording Act (Beurkundungsgesetz)). The answer was negative.

The persons appearing requested this Deed including its Schedules and Supplements to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language. After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed including the Schedules and Supplements hereto.

The persons appearing, acting as indicated, requested the recording of the following

                       MASTER SALE AND PURCHASE AGREEMENT

                                   relating to

                   the sale and purchase of Seller's worldwide

         (i) optical fiber communications cable and related operations,

          (ii) copper data communication cable and related operations,

            (iii) cable related hardware and equipment operations and

                         (iv) optical fiber operations.

Preamble

The Seller is a stock corporation organized under the laws of Germany and the parent company of the Siemens Group. The Siemens Group is engaged inter alia in several business activities regarding the production, distribution and marketing of electrical engineering products including communication products and related activities.

In particular, part of the Siemens Group's business is the optical fiber, the optical fiber communications cable, copper data communications cable and cable related hardware and equipment business. This business is conducted within the framework of several corporations and partnerships in various jurisdictions and within certain business units of Siemens Group's local companies in Argentina, Australia and the U.S.A.

The Seller and the Purchaser have agreed that the shares, interests and assets held by Siemens Group Companies in such corporations, partnerships and business units shall be sold, assigned and transferred to the Purchaser or its subsidiaries as designated by the Purchaser pursuant to the provisions of this agreement ("Agreement").

1.    Definitions

      Assets means the assets of the Asset Sellers which are primarily attributable to the Operations as more specifically described hereinafter and are listed in Schedules 2.2.A.2, 2.2.B.2 and 2.2.C.2 as amended in line with Clauses 2.2.A, 2.2.B and 2.2.C;

      Asset Seller means Siemens S.A. (Argentina), Siemens Ltd. (Australia) and/or NSW Corp. (USA);

      Business Day means a day on which banks are open for business in Munich, Frankfurt and New York City;

      Closing means the consummation of the sale and purchase of the Shares and Interests (other than for the Non-Wholly Owned Companies) and the Assets as more specifically described hereinafter;

      Companies means the companies whose Shares or Interests are owned by a Relevant Seller as listed in Schedule 2;

      Contingent Deferred Closing means the closing as defined in Clause 7.1 .A;

      Effective Date means the date of the economic effect of the transaction (except for the Non-Wholly Owned Companies) as set out in Clause 4;

      Effective Date Balance Sheet means the balance sheet as defined in Clause 3.2.B;

      Employees means individuals employed in the Operations;

      Employee Benefit Arrangement means any agreement, scheme, policy, plan or arrangement operated by any of the Wholly Owned Companies, Relevant Sellers or in which any Relevant Seller participates in or contributes to respect of any grouping of Employees providing for (i) deferred compensation, profit sharing, bonus or incentive compensation plan, stock options, medical, dental or other health insurance plan, life or disability or other insurance plan, long service award or (ii) benefit payable on retirement, death, disability or voluntary withdrawal from, or involuntary termination of, employment (other than state or statutory or other government mandatory agreements in any relevant Jurisdiction providing social security, unemployment insurance, workers' compensation and other benefits payable on retirement, death, disability or voluntary withdrawal from, or involuntary termination of, employment);

      Intellectual Property means all trade marks, service marks, trade names, logos, patents, design rights, copyrights, (including domain names and internet page contents), semi-conductor topography rights, computer software and source codes and all other similar proprietary rights which may subsist in any part of the world (but excluding Know-how) and which are owned by the Companies or Asset Sellers (for the latter limited to those used or useable exclusively or primarily in the Operations) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations, identified in Schedule 8.2.E.i;

      Interests means the limited partnership interests in those German Companies referred to in Column 1 of part 1 of Schedule 2;

      Jurisdiction(s) means Argentina, Australia, Egypt, France, Germany, Greece, Indonesia, Italy, P.R. China, Turkey, United Kingdom, the United States of America and Vietnam;

      Know-how means all confidential and/or proprietary industrial, commercial and/or financial information and techniques (i) in any form (including paper, electronically stored data, magnetic media, film and microfilm) including (without limiting the foregoing) drawings, formulae, test results, reports, project reports and testing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures and advertising copy and (ii) owned by the Companies or Asset Sellers and used or usable in connection with the Operations) even if not reduced to any tangible form in accordance with (i);

      Liability means any duty or obligation whether deriving from contract, statute or otherwise, whether present or future, actual or contingent (as it relates to amount);

      License Agreement means each agreement related to any aspect of the Intellectual Property and/or Know-how entered into as licensor or licensee prior to Closing by or on behalf of any of the Relevant Sellers or Companies.

      Material Contract is a contract to which a Wholly Owned Company is a party which is of two years or more duration and involves expenditures or revenues in excess of EURO one million per year;

      National Closing means the consummation of the sale and purchase of the Shares of the Non Wholly Owned Companies as more specifically described hereinafter;

      Non Wholly Owned Companies means Siemens Fibre Optic Cable Co. Ltd. (China), Fibre Optic Cables & Accessories (FOCAL) (Vietnam), Egytech Telephone Cables Co. (Egypt), PT Siemens Kabel Optik Indonesia and Telecables S.A. (Greece));

      Operations means the optical fibre communication cable, copper data communication cable, optical fibre and cable related hardware and equipment businesses as currently carried on by each of the Companies and the Assets Sellers

      (for the latter only relating to the Assets sold hereunder), located in each of the Jurisdictions, as described in Schedule 2.A;

      Property means any Company owned or leased real property used in connection with the Operations;

      Relevant Purchaser means each of the companies listed in column (3) of part 1 of Schedule 2, excluding Purchaser which is purchasing Shares or Interests from Seller or a Relevant Seller under this Agreement and each of the purchasers listed in Schedule 2 part 1 purchasing Assets from any of the Asset Sellers;

      Relevant Seller means each of the companies listed in column 2 of Part 1 of Schedule 2, excluding Seller which is selling Shares, Interests or Assets to Purchaser or Relevant Purchaser under this Agreement;

      Shares means the shares in the capital of each of the Companies owned by the Seller or Relevant Seller and sold hereunder;

      Siecor Companies means Siecor Corporation, Siecor Gesellschaft fur Lichtwellenleiter mbH and Siecor Fertigungsgescllschaft fur
      Lichtwellenleiter mbH & Co. KG;

      Siemens Group means Seller and its affiliates pursuant to Sec. 15 of the German Stock Corporation Act;

      Taxation or Tax means any tax, duty, fee, withholding or other levy imposed by any public office (including payroll taxes and social security contributions) as well as any penalty, interest or other surcharge related thereto;

      Transfer Agreements or Transfer Deeds means those transfer deeds and transfer agreements to be entered into between the Seller or Relevant Seller and the Purchaser or Relevant Purchaser to give effect to the transactions contemplated by this Agreement, substantially in the form of or as outlined in the drafts attached hereto as Schedules;

      Wholly Owned Company means any Company as set out in Schedule 2 all of whose Shares are owned directly or indirectly by Seller (which by way of clarification includes Teleco Cavi S.p.A.).

2.    Sale of Shares, Interests and Assets

Schedule 2 contains a listing of the Companies, Seller, Relevant Sellers, Asset Sellers, Purchaser and Relevant Purchasers. Schedule 2.A contains a description of the Operations.

2.1   Sale of Shares and Interests

A.    Germany (without German Siecor Companies)

      (a)   Sale of Shares

            Seller sells (subject to the terms and conditions set forth in this Agreement) to Purchaser accepting such sale in the name and on behalf of the Relevant Purchaser(s) the Shares, including all ancillary rights, which shall include all profits (Gewinnausschkuttungsanspruche) for the current fiscal year, in:

            (i)   RXS Kabelgarnituren Verwaltungsgesellschaft mbH (present name:
                  Kyros 16 Beteiligungsgesellschaft mbH) with its registered office in Munich/Germany and registered in the Commercial Register of the Lower Court in Munich under no. HRB 128073, consisting of one share in the nominal amount of EURO 25,000;

            (ii)  NSW Seekabelwerke Verwaltungsgesellschaft mbH (present name:
                  Kyros 17 Beteiligungsgesellschaft mbH) with its registered office in Munich/Germany and registered in the Commercial Register of the Lower Court in Munich under no. HRB 128074, consisting of one share in the nominal amount of EURO 25,000; and

            (iii) SCC Special Communication Cables Verwaltungsgesellschaft mbH
                  with its registered office in Munich/Germany and registered in the Commercial Register of the Lower Court in Munich under HRB 128070, consisting of one share in the nominal amount of EURO 25,000.

            No further consents are required under any relevant shareholder agreement or articles of association for the sale and transfer of the Shares of any of the above Companies.

      (b)   Sale of Interests

            Seller (for (iii) below) and in the name and on behalf of the Relevant Seller (for (i) and (ii) below) sells (subject to the terms and conditions as set forth in this Agreement) to Purchaser accepting such sale in the name and on behalf of the Relevant Purchaser by way of special contractual transfer
            (Sonderrechtsnachfolge) the Interests in:

            (i) RXS Kabelgarnituren GmbH & Co. KG ("RXS KG") with its principal place of business in Hagen and to be registered in the Commercial Register of the Lower Court in Hagen;

            (ii) NSW Seekabelwerke GmbH & Co. KG ("NSW KG") with its principal place of business in Nordenham and to be registered in the Commercial Register of the Lower Court in Nordenham; and

            (iii) SCC Special Communication Cables GmbH & Co. KG (" SCC KG")
                  with its principal place of business in Munich and to be registered in the Commercial Register of the Lower Court in Munich;

            each of which sale includes Seller's or Relevant Seller's entire interest in the respective partnership. Any positive or negative balances of all partnership accounts of the relevant limited partnership (i.e., all capital accounts (Kapitalkonten) I, II and III)) of Seller or Relevant Seller are included in the sale of each Interest, whereas any variable private account (Verrechnungskonto) as clearing account shall be excluded from such sale and shall therefore remain with Seller or Relevant Seller.

            The draft documentation to establish the Companies in (i), (ii) and
            (iii) above and to contribute the relevant parts of the Operations to such Companies is contained in Schedule 2.1.A. Seller agrees to finalize such documents prior to the Closing, it being understood that all amendments and supplements to such draft require the prior written consent of Purchaser, not unreasonably to be withheld, unless the amendment or supplement is non-substantive.

            Seller shall prior to Closing at its expense take all appropriate steps to have the registered offices of the German Companies referenced under A. a. (i), (ii), transferred to Hagen and Nordenham respectively and to have the names of the German Companies referenced under A.a. (i) and (ii) changed as set out above under A. a. (i) and (ii) and take all appropriate steps to have the limited partnerships under A. b. (i), (ii) and (iii) registered in Hagen, Nordenham and Munich respectively.

B.    Other Wholly-Owned Companies

      Seller sells in the name of and on behalf of the Relevant Seller (subject to the terms and conditions as set forth in this Agreement) to Purchaser, accepting such sale in the name and on behalf of the Relevant Purchaser, the Shares in RXS Morel Accessories de Cables S.A. (France), Siemens Fiber Optik Kablolari (Turkey) and Teleco Cavi SpA (Italy), subject to and as of the later of Closing or Effective Date.

C.    Siecor Companies

      a.    Siecor GmbH

            Seller sells (subject to the terms and conditions set forth in this Agreement) to Purchaser accepting such sale in the name and on behalf of the Relevant Purchaser the Shares (including all ancillary rights, which shall include all profits (Gewinnausschuttungsanspruch) for the current fiscal year in Siecor GmbH with its registered office in Neustadt b. Coburg, and registered in the Commercial Register of the Lower Court in Coburg, under no. HRB 1369, consisting of two shares in the aggregate nominal amount of DEM 50,000.

      b.    Siecor GmbH & Co KG

            Seller sells (subject to the terms and conditions as set forth in this Agreement) to Purchaser accepting such sale in the name and on behalf of the Relevant Purchaser by way of special contractual transfer (Sonderrechtsnachfolge) the Interest in Siecor Fertigungsgesellschaft fur Lichtwellenleiter mbH & Co. KG with its registered office in Neustadt b. Coburg and registered in the Commercial Register of the Lower Court in Coburg under no. HRA 2999, which sale includes Seller's entire interest in the respective partnership. Any positive or negative balances of all partnership accounts of the relevant limited partnership (i.e., all capital accounts (Kapitalkonten I and II)) of Seller are included in the sale of the Interest; whereas the variable private account (Verrechnungskonto) as clearing account shall be excluded from such sale and shall therefore remain with Seller.

      c.    Siecor Corporation

            Seller sells in the name of and on behalf of the Relevant Seller (and subject to the terms and conditions of this Agreement) to Purchaser, accepting such sale, the Shares in Siecor Corporation as of the later of Closing or Effective Date.

      D.    Non-Wholly Owned Companies

            Seller, in the name of and on behalf of Relevant Seller, sells subject to the occurrence of the Closing (and subject to the terms and conditions set forth in this Agreement) to Purchaser accepting such sale in the name of and on behalf of the Relevant Purchasers, the Shares in the Non-Wholly Owned Companies subject to and as of the relevant National Closing.

2.2   Sale of Assets / Assumption of Liabilities

A.    Argentine Assets

      Seller sells, in the name of and on behalf of Siemens S.A., Argentina to Purchaser, accepting such sale in the name of and on behalf of the Relevant Purchaser (subject to the terms and conditions as set forth herein) the entire business, its movable and immovable, tangible and intangible property, goodwill, contracts as well as supplier and customer relations, Liabilities exclusively or primarily pertaining to the Operations within Siemens S.A., Argentina as of the later of Closing or Effective Date. A general description of these Assets is attached as
      Schedule 2.2.A.1. Furthermore, a specific list of Assets prepared as of September 30, 1999 containing tangible Assets, Intellectual Property, Know-how, material contracts, and Liabilities of Siemens S.A., Argentina is attached as Schedule 2.2.A.2. Such preliminary list as of September 30, 1999 will be updated as of the later of Closing or Effective Date.

B.    Australian Assets

      Seller sells, in the name of and on behalf of Siemens Ltd., Australia to Purchaser, accepting such sale, also in the name of and on behalf of the Relevant Purchaser (subject to the terms and conditions as set forth herein) the entire business, its movable and immovable, tangible and intangible property, goodwill, contracts as well as supplier and customer relations, Liabilities exclusively or primarily pertaining to the Operations of Siemens Ltd., Australia as of the later of Closing or

      Effective Date. A general description of these Assets is attached as
      Schedule 2.2.B.1. Furthermore, a specific list of Assets prepared as of September 30, 1999 containing tangible Assets, Intellectual Property, Know-How, material contracts and Liabilities of Siemens Ltd., Australia, is attached as Schedule 2.2.B.2. Such preliminary list as of September 30, 1999 will be updated as of the later of Closing or Effective Date.

C.    U.S. Assets

      Seller sells, in the name of and on behalf of NSW Corp. to Purchaser, accepting such sale, also in the name of and on behalf of the Relevant Purchaser (terms and conditions as set forth herein) the entire business, its movable and immovable, tangible and intangible property, goodwill, contracts as well as supplier and customer relations and Liabilities exclusively or primarily pertaining to the Operations of NSW Corp. as of the later of Closing or Effective Date. A general description of these Assets is attached as Schedule 2.2.C.1. Furthermore, a specific list of Assets prepared as of September 30, 1999 containing tangible assets, Intellectual Property, Know-how, material contracts and Liabilities of NSW Corp. is attached as Schedule 2.2.C.2. Such preliminary list as of September 30. 1999 will be updated as of the later of Closing or Effective Date.

2.3   Transfer Deeds/Agreements

A.    Germany (without German Siecor Companies)

      With respect to the Shares in the Companies listed under Clause 2.1.A.(a) and the Interests in the German limited partnerships set out in Clause 2.1.A.(b), the Seller or the Relevant Seller and the Relevant Purchaser shall on Closing issue and sign the Transfer Deeds in due form, substantially in the form of the drafts attached hereto as Schedule 2.3.A, to effect the assignment of such Shares and Interests as of the later of Closing or Effective Date and in accordance with the provisions and conditions as set forth in this Agreement and in such Transfer Deeds, provided that the assignment of such Interests shall be subject (aufschiebend bedingt) to the registration of such special contractual transfer (Sonderrechtsnachfolge) in the relevant commercial register pertaining to such Interests.

B.    Other Wholly Owned Companies

      With respect to the Shares in each of the Non-German Wholly Owned Companies sold pursuant to Clause 2.1.B, the Relevant Seller and Relevant Purchaser shall on Closing enter into the relevant Transfer Agreements substantially in the form of the drafts attached hereto as Schedule 2.3.B to effect the assignment of such Shares as of the later of Closing or Effective Date in accordance with the provisions and conditions as set forth in this Agreement and such relevant Transfer Agreement.

C.    Siecor Companies

      With respect to the Shares in Siecor Corporation and in Siecor GmbH and the Interest in Siecor GmbH & Co KG sold pursuant to Clause 2.1.C, the Seller, respectively the Relevant Seller, and the Purchaser, respectively the Relevant Purchaser, shall on Closing enter into the relevant Transfer Agreements substantially in the form of the drafts attached hereto as
      Schedule 2.3.C.(a) and (b), to effect the assignment of such Shares and Interests as of the later of Closing or Effective Date in accordance with the provisions and conditions as set forth in this Agreement and such Transfer Agreements.

      Any agreements between Seller and Purchaser relating in any way to the German Siecor Companies are no longer valid as of the Closing, except for ongoing product supply arrangements.

D.    Non-Wholly Owned Companies

      With respect to the Shares in each of the Non-Wholly Owned Companies sold pursuant to Clause 2.1.D, the Seller, respectively the Relevant Seller, and Purchaser, respectively the Relevant Purchaser, shall on each National Closing enter into the relevant Transfer Agreements to effect the assignment of such Shares as of the National Closing and in accordance with the provisions and conditions as set forth in this Agreement and such Transfer Agreements.

E.    Assets

      With respect to the Assets sold and the Liabilities to be assumed pursuant to Clause 2.2, the Relevant Seller and Relevant Purchaser shall on Closing enter into the relevant Transfer Agreements for NSW Corp. substantially in the form of the draft attached hereto as Schedule 2.3.E, and for the Assets in Argentina and Australia in a form of Transfer Agreements to be agreed upon incorporating the legal requirements in the relevant Jurisdiction, in each case , to effect the assignment of such Assets and Liabilities as of the later of Closing or Effective Date in accordance with the provisions and conditions as set forth in this Agreement and such relevant Transfer Agreements.

3.    Purchase Price

3.1   Preliminary Purchase Price

A. The Purchaser shall pay to the Seller on Closing by way of "performance upon tender of counterperformance" (Zug um Zug) the Preliminary Purchase Price, which is the sum of the following:

      a. US $455,000,000 (US dollars four hundred fifty five million) for Relevant Seller's Shares in Siecor Corporation;

      b. EUROS 199,400,000 (EUROS one hundred ninety nine million four hundred thousand) for Sellers or Relevant Seller's Shares and Interests in the German Siecor Companies;

      c. EUROS 244,500,000 (EUROS two hundred forty four million five hundred thousand) plus/minus the net debt/cash amount on the September 30, 1999, balance sheet referenced in Clause 3.2.A. for the Shares and Interests in the Wholly Owned Companies;

      d.    US$ 4,000,000.00 (US dollars four million) for the Assets in
            Schedule 2.2.C.2. and EURO 18,600,000.00 (EUROS eighteen million six hundred thousand) for the Assets listed in Schedules 2.2.A.2. and 2.2.B.2.;

      e. US$ 75,000,000 (U.S. dollars seventy five million) as allocated payments for the non-competition covenant in Clause 12.D; and

      f EUROS 72,100,000 (EUROS seventy two million one hundred thousand) for Seller's Intellectual Property and Know-how relating to SCC KG as listed in Schedule 8.2.i.

B. In addition to the amounts under paragraph A., at the relevant National Closing, Purchaser shall pay to Seller by way of "performance upon tender of counterperformance" (Zug um Zug) (i) for the Shares owned by Seller or Relevant Seller in the Non-Wholly Owned Companies other than SOFC the relevant portion of the aggregate of US $10,300,000 (U.S. dollars ten million three hundred thousand) and subject to adjustment under Clause 3.2.E. and (ii) for Seller's Shares in SOFC US$ 20,000,000 (US dollars twenty million) plus/minus the agreed upon net debt/cash position at September 30, 1999 in proportion to the Seller's ownership percentage subject to adjustment in accordance with paragraph 3.2.F..

C. The allocation of the amounts under A. and B. among the Shares, Interests, Assets and other items is set forth in Schedule 3.1.

3.2   Adjustments to Preliminary Purchase Price

A.    Audited Financial Statements for the Fiscal Year Ended September 30, 1999

      As soon as possible, but in any event no later than January 15, 2000, Seller at its cost shall prepare and deliver to Purchaser audited pro-forma combined financial statements prepared on the basis of German GAAP consistent with the principles set forth in Schedule 3.2.A. (which shall consist of a balance sheet dated as of September 30, 1999, and an income statement for the year ending September 30, 1999) of the Operations (excluding the Siecor Companies and SOFC, and including SFOK and the Non-Wholly Owned Companies as investments (Beteiligungen) only) for the fiscal year ended September 30, 1999 on a basis consistent with the principles set forth in Schedule 3.2.A. Not later than February 15, 2000 Seller at its cost shall prepare and deliver to Purchaser the audited pro-forma combined financial statements of the Operations for the fiscal year ended September 30, 1999 which have been reconciled to US GAAP in accordance with the principles set forth in Schedule 3.2.A. Seller will procure that its auditor KPMG will provide (1) an audit opinion concerning the German GAAP financial statements and (2) a statement attesting that the German GAAP financial statements have been reconciled to US GAAP in accordance with the principles set forth in Schedule 3.2.A. Purchaser has agreed that KPMG's firm's policies and language for letters to be included in filings with the US SEC are acceptable.

      Seller will facilitate Purchaser's review of all such audited statements on a timely basis, which review will include Purchaser's independent accountants meeting with

      Seller's independent accountants and reviewing such Seller accountant's work papers. The workpapers will include schedules (copies of which will be provided to Purchaser) consistent in form and content with those used by KPMG and provided to Purchaser in the KPMG prepared document as of September 30, 1998 ("Project Blue Horizon -- Report on agreed upon procedures on the combined balance sheets and income statements of the Optical Fiber business").

B.    Effective Date Balance Sheet

      Within 90 days after the Effective Date, Seller will prepare with Purchaser's cooperation and deliver to Purchaser a pro-forma combined balance sheet of the Operations as of the Effective Date prepared on the basis of German GAAP and the principles set forth in Schedule 3.2.A. Within 120 days after the Effective Date, Seller will provide Purchaser with a reconciliation to US GAAP of such pro-forma combined balance sheet in accordance with the principles set forth in Schedule 3.2.A. Both such pro-forma combined balance sheets will be prepared with assistance from Purchaser so as to reduce potential areas of disagreement relating to such balance sheet. Seller will use its best efforts in engaging KPMG, Seller's independent accountants, on the basis that they will (i) express an audit opinion and confirm that the accounting policies used in the preparation of both pro-forma combined balance sheets are consistent with those used in the preparation and reconciliation to US GAAP of the audited pro-forma combined financial statements for the fiscal year ended September 30, 1999 and (ii) provide Purchaser and its independent accountants access to its workpapers, the form and content of which will be consistent with those as of September 30, 1999.

      The procedures for finalizing the Effective Date Balance Sheet (including procedures to resolve disputes) are contained in Schedule 3.2.B.

C.    Agreed Procedures

      Purchaser and Seller will cooperate in the completion by KPMG of certain agreed upon procedures (as defined in Schedule 3.2.C.). KPMG will provide Purchaser and its accountants access to the work papers relating to the agreed upon procedures on a timely basis. These procedures will be performed on both the September 30, 1999 balance sheet and the Effective Date Balance Sheet.

D.    Adjustments to Preliminary Purchase Price

      (a)   Upon acceptance of the Effective Date Balance Sheet as provided by
            Schedule 3.2.B, Seller will calculate Net Assets (as defined in
            Schedule 3.2.D) from the Effective Date Balance Sheet and compare such amount with the Net Assets calculated from the audited pro-forma combined balance sheet as of September 30, 1999 in each case on a reconciled US GAAP basis. If the US GAAP Net Assets in the Effective Date Balance Sheet have increased compared to those in the September 30, 1999 balance sheet, the Preliminary Purchase Price will be increased by the amount of such increase. If the Net Assets have decreased, the Preliminary Purchase Price will be reduced by the amount of such decrease.

      (b) The Preliminary Purchase Price plus/minus the adjustment calculated pursuant to (a) above shall be the Purchase Price.

      (c) Within 10 Business Days after the calculation of the Purchase Price, Purchaser or Seller (as the case may be) will pay the other party the amount resulting from such adjustment pursuant to (a) and interest from the Effective Date until date of payment, at the per annum EURIBOR 30 day rate.

E.    Adjustments for Non-Wholly Owned Companies other than SOFC

      At each National Closing the Preliminary Purchase Price will be adjusted up or down based on the Siemens Group proportion of the actual net debt/cash position of each Non-Wholly Owned Company as of its most recent audited financial statements.

F.    Adjustments for SOFC

      The Preliminary Purchase Price for SOFC will be adjusted as follows:

      (a) as soon as possible, but in no event later than 45 days after Closing, the Purchase Price for SOFC shall be adjusted by the increase or decrease in Seller's proportion of the Net Assets of SOFC between September 30, 1999 and the Effective Date.

      (b) At the SOFC National Closing, Purchaser or Seller (as the case may be) will pay the other party the amount resulting from such calculation under (a).

G.    Post April 1, 2000 Interim Financial Statement

      If the Closing takes place after April 1, 2000 and before July 1, 2000, to facilitate Purchaser's SEC filing requirements in the U.S.A. the Seller shall deliver no later than 30 days after Closing interim financial statements for and as of the quarter ended December 31,1999 in accordance with the principles set forth in Schedule 3.2.A., including reconciliation to U.S. GAAP. Such interim statements shall be consistent in format with those provided pursuant to Clause 3.2.A., but may be unaudited.

3.3   Contingent Consideration

A. Purchaser shall pay Seller an amount up to EUROS 96,100,000 (in words ninety-six million one hundred thousand EUROS) to ensure migration of customers currently served through existing Siemens' sales channels. This contingent consideration will be paid pursuant to Schedule 3.3.A.

B. Purchaser shall pay to Seller an amount up to EUROS 43,200,000 (in words forty-three million two hundred thousand EUROS) pursuant to the Undersea Cable Contingent Payment agreement attached hereto as Schedule 3.3.B.

3.4   Method of Payment

A. The Preliminary Purchase Price, any adjustments and any interest thereon (as provided by this Agreement) shall be paid by the Purchaser on behalf of itself and the Relevant Purchasers to the Seller on behalf of itself and the Relevant Sellers subject to any mandatory legal requirements under any of the Transfer Agreements or Transfer Deeds for any direct payments in the relevant Jurisdiction, which for the avoidance of doubt shall not increase or reduce the Preliminary Purchase Price or the Purchase Price.

B. At least two weeks prior to Closing, Contingent Deferred Closing and each National Closing, Seller will provide Purchaser with payment instructions setting out in reasonable detail the following information: bank account, method of payment, transit/Swift number, etc. to which Purchaser will make payment.

C. Any retention right (Zuruckbehaltungsrecht) and set-off right (Aufrechnungsrecht) of the Purchaser with respect to the Preliminary Purchase Price and any adjustments shall be excluded except as explicitly stated in this Agreement.

D. If not explicitly stated otherwise in Clause 3, wherever in this Agreement or any Transfer Agreement provision is made for any payment by one party (the payor) to another (the payee), such payment shall be made by telegraphic or other electronic means of transfer in immediately available funds in the currencies and to the account(s) specified by the payee as necessary to effect payment. Payment of such sum shall be a good discharge to the payor (and those on whose behalf such payment is made) of its obligation to make such payment and the payor (and those on whose behalf such payment is made) shall not be obligated to see to the application of the consideration as between the Relevant Sellers, in the case of a payment to the Seller, or as between the Relevant Purchasers, in the case of a payment to the Purchaser.

4.    Effective Date

      Effective Date shall be the first day (0:00 h) of the month immediately following Closing, except if the Effective Date is April 1, 2000 the Closing shall be April 3, 2000.

      Seller and Purchaser agree also in the name and on behalf of Relevant Seller and Relevant Purchaser that subject to Closing they will economically put each other into a position as if the Operations had been transferred in a way as if the Operations had been conducted on the account of Purchaser or Relevant Purchaser effective as at the Effective Date, irrespective of when the legal transfer occurs.

5.    Closing Conditions

5.1   Conditions Precedent for Closing

      5.1.1 Subject to Clause 5.1.2 Closing is conditional upon:

            A. the ability of Purchaser (under possibly relevant merger control rules) to consummate the purchase of Seller's Shares in Siecor GmbH and Interests in Siecor GmbH & Co KG;

            B. German merger control approval having been obtained as follows for each of the relevant Operations:

                  (a) either the Seller or the Purchaser has received a written confirmation from the German Federal Cartel Office (Bundeskartellamt) that the transaction relating to the relevant

                        Operations does not fulfill the conditions for prohibition pursuant to ss.36 of the German GWB; or

                  (b) the period of one month pursuant to ss. 40 para. 1 sentence 1 GWB has expired without either the Seller or the Purchaser having received a notification in writing from the Bundeskartellamt that it has commenced an investigation in respect of the transaction relating to such relevant Operations; or

                  (c) the period of four months pursuant to ss. 40 para. 2 sentence 2 GWB or any extended period pursuant to ss. 40 para. 2 sentence 3 GWB has expired without either the Seller or the Purchaser having received an order from the Bundeskartellamt prohibiting the transaction relating to such relevant Operations.

      5.1.2 In case all conditions mentioned under paras. A and B of Clause
            5.1.1 have been met, except for an approval of the transfer of the Shares and Interests in SCC KG (and therefore possibly NSW KG and Teleco Cavi S.p.A.) by the Bundeskartellamt the Closing shall take place with respect to the non-pending parts of the transaction (except for the Non-Wholly Owned Companies). In such situation the receipt of the notification in writing from the Bundeskartellamt that it has commenced an investigation for the second phase with respect to SCC KG (and therefore possibly NSW KG and Teleco Cavi S.p.A.) shall be deemed as fulfillment of all - for the purposes of Clause 7.1.A. as to such non-pending parts of the transaction - conditions precedent. The Purchaser shall upon Closing of the non-pending parts of the transaction pay into a separate Seller account, details to be provided by Seller, 25% of the Preliminary Purchase Price attributable to the part of the transaction closing of which is pending due to the second phase investigation of the Bundeskartellamt. The balance of the Preliminary Purchase Price attributable to the Operations included in such second phase shall not be paid at Closing but rather only in accordance with Clause 5.1.3.

      5.1.3 In case Closing takes place under Clause 5.1.2 for the non-pending parts of the transaction, the terms and conditions of this Agreement shall apply only to such non-pending parts.

            With respect to the pending parts of the transaction according to Clause 5.1.2, the closing ("Contingent Deferred Closing") shall take place when the German merger control approval under Clause 5.1.2 above has been obtained. With respect to such Contingent Deferred Closing the terms and conditions as set out in this Agreement shall apply accordingly.

5.2   Non-Satisfaction

      5.2.1 This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Seller or Purchaser, if the Closing (not the National Closings) has not occurred nine (9) months after the date hereof.

      5.2.2 In case a Closing pursuant to Clause 5.1.2 has taken place, but the Bundeskartellamt has not approved the transfer of the Shares and Interests in SCC KG (and, if applicable, NSW KG and Teleco Cavi S.p.A.) on or before nine (9) months after the date hereof, the amount in the separate account referenced in Clause 5.1.2 shall be retained by Seller, and Seller may terminate this Agreement with respect to the non-approved Companies, whereby only the transactions with regard to such Companies are abandoned.

5.3   German Merger Control Process

A. The Seller and Purchaser will (as promptly as possible after the date hereof) file the necessary applications with regard to the German acquisitions contemplated by this Agreement with the Bundeskartellamt under Clause 5.1.1.B, to the extent that such filings have not yet been effected. The parties shall furnish complete and correct information and details due to be given to the Bundeskartellamt. To the extent that third parties are involved on behalf of Seller or Purchaser in the process of filing or giving information, Seller and/or Purchaser shall be liable for the third parties involved on their behalf to effect the filing and to give complete and correct information and all details in a timely fashion.

B. The Purchaser and the Seller shall promptly inform and keep the other informed of all material communications with the Bundeskartellamt referred to in Clause 5.1.1.B.

C. The Seller and the Purchaser shall each give notice to the other of the satisfaction of each of its respective conditions set out in Clause 5.1.1.B. as promptly as possible.

D. In the event that an order of prohibition is issued and/or can only be averted by giving certain commitments, Seller and Purchaser undertake to make reasonable efforts to comply with all requests of the Bundeskartellamt in order to lift the conditions of prohibition to the satisfaction of the Bundeskartellamt by way of giving appropriate undertakings.

E. If the Bundeskartellamt conditions its approval for the transfer of any of the Operations subject to the Contingent Deferred Closing to the sale of a part of the Operations to a third party, Seller and Purchaser shall cooperate for such sale and upon such sale and the resulting Contingent Deferred Closing, Clause 5.1.3 will apply and the respective part of the Purchase Price allocated for such Company will be paid to Seller, if the proceeds from such sale belong to the relevant Company; however, to the extent the proceeds from such sale are paid to Seller, then such amount will be deducted from the Purchase Price allocated for such Company.

5.3   Conditions Precedent to National Closings

A. The conditions that have to be fulfilled before a National Closing can take place, in addition to the Closing, vary from country to country and from Company to Company ("National Closing Conditions"). They may include inter alia:

      -     antitrust approvals,

      -     government approvals,

      - approvals by the other shareholder(s)/partner(s), shareholder meeting, partner meeting, management or supervisory/advisory board or any member thereof, etc. of a Company,

      - waiver or refusal of rights of first offer and/or preemptive rights of other shareholder(s)/partner(s), etc. of a Company.

      A further National Closing Condition is that upon any National Closing the relevant Non-Wholly Owned Company is not insolvent under the relevant laws of the relevant Jurisdiction.

B. If the National Closing Conditions have not been fulfilled by December 31, 2000 for any Non-Wholly Owned Company, or in the case of SOFC before December 31, 2001, either party shall be entitled to declare to the other party in writing termination of this Agreement in respect only to such Non-Wholly Owned Company, so that by this termination the purchase and sale of the Shares in such Non-Wholly Owned Company is abandoned.

6.    Actions Pending Closing or National Closing

6.1   Cooperation

a) Subject to applicable laws and/or legal and other contractual restrictions, Seller permits and undertakes to procure that the Relevant Sellers shall permit Purchaser and its representatives (which term shall be deemed to include their independent accountants and counsel) nominated by the Purchaser in writing to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Operations, to all of their financial books and records, as far as those are exclusively attributable to the Operations, as the Purchaser may from time to time request and as far as needed by it to prepare for Closing, and to the extent necessary to be adequately informed about the Operations to ascertain the fulfillment of the obligations as set out under Clause 6.2 below.

b) Seller shall provide Purchaser before Closing with information on the activities of the employees listed in Schedule 8.2.E.g.(vii) in Singapore and Malaysia to assist Purchaser in the transition of such operations.

6.2   Restrictions on Relevant Sellers

A. Seller, in the name and on behalf of the Relevant Seller, undertakes to exercise (to the extent legally possible) from the date of this Agreement until the Closing or the National Closing the shareholders' and partners' rights in the Companies and any rights of a corresponding influence on the Assets in the Asset Sellers in accordance with the terms and conditions of this Agreement, in particular to assure that -- except for those agreed herein or otherwise in writing - no steps will be taken outside the ordinary course of business. In addition, with respect to the Wholly Owned Companies, no investments or sales or dispositions will be made beyond the current budget of the relevant Wholly Owned Company without the prior written consent of the Purchaser. In particular with respect to the Wholly Owned Companies, Seller, also in the name and on behalf of the Relevant Seller, unless legally required, shall:

      (i) except in the ordinary course of business, not renegotiate, amend or terminate (except by the terms thereof) any Material Contract or Employee Benefit Arrangement without prior consultation with the Purchaser if such renegotiation, amendment or termination would have a material adverse effect on the Operations;

      (ii) use reasonable efforts to renew or preserve any governmental permits or environmental permits relating to the Operations, except where the failure to hold any such permit or environmental permit would not interfere with the conduct of the Operations as currently conducted;

      (iii) consult with Purchaser - except in the ordinary course of business (including modifications consistent with past practice) - in the relevant human resource policies of the Operations; and

      (iv) procure that up to the later of the Effective Date or the Closing contracts are carried out and (if applicable based on the relevant contract's schedule of performance) completed, and that in any event the obligations of any of the Relevant Sellers or Companies under each of the contracts are performed in the ordinary course in a proper and workmanlike manner and in accordance with their respective terms.

B. Any dividends received by Seller or Relevant Seller from any of the Non-Wholly Owned Companies between Effective Date and the relevant National Closing shall reduce the Purchase Price on a Dollar for Dollar basis.

      Seller shall consult with Purchaser before it or Relevant Seller makes any capital contribution to any of the Non-Wholly Owned Companies between Effective Date and the relevant National Closing. If the Seller or Relevant Seller decides, after having consulted the Purchaser, to go forward with such capital contribution, the amount contributed by the Seller or Relevant Seller shall increase the Purchase Price on a Dollar for Dollar basis, unless (i) Purchaser disagrees in writing to such capital contribution, (ii) without such contribution the respective Non-Wholly Owned Company would be insolvent at the time of the contribution under the laws of the respective Jurisdiction and (iii) the other shareholder of the Non-Wholly Owned Company decides to contribute its part to such capital contribution. Such capital contribution does not constitute a breach of this Clause 6 or other provisions of this Agreement.

C. If there is any breach of any of the above covenants, Purchaser shall have the rights and claims as set out under Clauses 8.4 and 9. Any actions of Seller or Relevant Sellers specifically permitted by this Clause 6 shall be deemed to be in the ordinary course of business between the date hereof and Closing or National Closing.

6.3   Dividends

      Relevant Seller has received a dividend from Teleco Cavi S.p.A. for the business year 1998/1999 in November 1999 and this does not constitute a violation of Clause 6.2.

6.4   Cash Pooling

      The cash pooling of the German Wholly Owned Companies and the German Siecor Companies will be terminated by Seller and respective Relevant Sellers no later than January 15, 2000, and new separate account(s) will be established by Seller for and in the name of each such Company at Deutsche Bank AG or any other major bank acceptable to Purchaser, such acceptance not to be unreasonably withheld, into which accounts such Companies will deposit and from which such Companies will withdraw in the ordinary course of business all cash flows from the relevant Operations.

7.    Closings

7.1   Closing

A.    Date and Place

      Subject to Clause 5.1, Closing shall take place either on January 31, 2000 or, if later, on the last business day of the month in which the last of the Clause 5.1 conditions precedent have been met (unless otherwise agreed by the parties in writing). In addition to the preceding sentence, if there is a part of the transaction pending in accordance with Clause 5.1.2, the Contingent Deferred Closing for that part shall take place five Business Days after the conditions set out in Clause 5.1.2 have been met.

      The Closing shall take place on the same date as to all parts of the Operations, except for those which occur at the Contingent Deferred Closing or each National Closing, in whole or in part at the offices of the recording notary in Basle, Switzerland, and - if legally required - at the relevant locations in each Jurisdiction, or such other locations as may be agreed to in writing by the parties.

B.    [intentionally left blank]

C.    Payment of Preliminary Purchase Price; Transfer of Shares, etc.

      The Preliminary Purchase Price (or the relevant portion thereof for those Operations for which Closing can occur) to be paid under Clause 3 on Closing shall be paid to Seller consistently with Clause 3.4, and the Shares, Interests and Assets and any documents indicating ownership thereof shall be transferred to Purchaser or Relevant Purchaser by way of "performance upon tender of counterperformance". With respect to payments for Siecor Corporation and the German Siecor Companies, interest will be added from January 1, 2000 through the Effective Date at the per annum EURIBOR 30 day rate.

7.2   National Closings

A. As had been stipulated for the Closing under Clause 7.1.A, each National Closing shall take place, at a location to be agreed upon between the parties in writing, 15 Business Days after the last of the Clause 5.4 conditions precedent have been met for that Non Wholly Owned Company (unless otherwise agreed by the parties in writing). At such National Closing, by the Relevant Seller signing in the appropriate form the respective Transfer Agreement/Transfer Deed title to the Shares in such Company shall pass to the Relevant Purchaser according to the Transfer Agreement/Transfer Deed.

B. Upon the satisfaction of the Clause 5.4 conditions precedent for each such Company and concurrently with the transfer of the Relevant Seller's Shares in each such Company by such Seller to the Relevant Purchaser, Purchaser shall pay to Seller (pursuant to the payment instructions given by Seller under Clause 3.4.B) the amount indicated for each such Company on Schedule
      3.1. Interest will be added to any such payment from Effective Date through respective National Closing at the per annum EURIBOR 30 day rate.

8.    Representations and Warranties

8.1   Representations and Warranties of Purchaser

Purchaser represents and warrants by way of an independent guaranty undertaking (unabhangiges Garantieversprechen), subject to the terms and conditions of this Agreement to Seller as follows:

A. The Purchaser is and each Relevant Purchaser is a company duly incorporated and validly existing under its respective laws of incorporation.

B. The Purchaser has and each Relevant Purchaser has, the legal right and full power and authority to enter into and perform this Agreement and any other agreement entered into pursuant to this Agreement and each such agreement when executed will constitute valid, binding and enforceable obligations on the Purchaser, and/or each Relevant Purchaser (as the case may be) in accordance with its respective terms.

C. The execution and delivery of, and the performance by the Purchaser and/or each Relevant Purchaser (as the case may be) of their respective obligations under, this Agreement and any other agreement entered into pursuant to this Agreement will not:

      a. result in a breach of any provision of the constitutional documents of the Purchaser and/or each Relevant Purchaser (as the case may be); or

      b. result in a breach of any agreement, license or other instrument, order, judgment or decree of any court, governmental agency or regulatory body to which the Purchaser and/or each Relevant Purchaser (as the case may be) is a party or by which the Purchaser and/or each Relevant Purchaser (as the case may be) is bound.

D. All corporate action required by the Purchaser and/or each Relevant Purchaser (as the case may be) validly and duly to authorize the execution and delivery of, and to exercise its rights and perform its obligations under, this Agreement and any other agreement entered into pursuant to this Agreement has been duly taken.

E. Purchaser and each Relevant Purchaser owning Shares and Interests in the Siecor Companies have consented in the appropriate form to the transfer of such Shares and Interests.

Each of the above Representations and Warranties made by the Purchaser will be fulfilled down to and will be true and accurate at the later of Closing or the Effective Date as if they had been given again at the later of Closing or the Effective Date.

8.2   Representations and Warranties of Seller

Seller represents and warrants by way of an independent guaranty undertaking (unabhangiges Garantieversprechen) subject to the terms and conditions of this Agreement to Purchaser as follows. Except as provided in the next sentence each Representation and Warranty made by Seller under this Clause 8.2 will be fulfilled down to and will be true and accurate at the later of Closing or the Effective Date as if they had been given at Closing or Effective Date. The Schedules, except as more specifically provided in Clause 14.D, will be updated or new Schedules added by Seller at Closing to reflect changes since the date hereof or as agreed by the parties in this Agreement.

A.    with respect to Seller

      Authority and Capacity

      a. The Seller is a company duly incorporated and validly existing under the laws of Germany.

      b. The Seller has the legal right and full power and authority to enter into and perform this Agreement and any other agreement entered into pursuant to this Agreement, and this Agreement and each such agreement when executed will constitute valid, binding and enforceable obligations of the Seller and each Relevant Seller in accordance with its respective terms.

      c. The execution and delivery of, and the performance by the Seller and each Relevant Seller of its obligations under, this Agreement and any other agreement entered into pursuant to this Agreement will not result in (i) a breach of any provision of the constitutional documents of the Seller, (ii) a breach of any order of any governmental authority or court in any Jurisdiction applicable to Seller, any Relevant Seller or Company or (iii) the imposition of any encumbrance upon any Assets of any Company.

      d. All corporate action required by the Seller validly and duly to authorize the execution and delivery of, and to exercise its rights and perform its obligations under, this Agreement and any other agreement entered into pursuant to this Agreement has been duly taken.

B.    with respect to Siecor Corporation

      Authority and Capacity

      The Relevant Seller has good title to its Shares in Siecor Corporation, free and clear of any encumbrances, with the full right and power to sell, transfer and deliver its Shares in Siecor Corporation as contemplated in this Agreement and the relevant Transfer Agreement, without any third party consent, except antitrust approvals (if and as required).

C. with respect to Siecor GmbH and Siecor GmbH & Co KG (the "German Siecor Companies")

      a.    Authority and Capacity

            Seller has good title to its Shares in Siecor GmbH and its Interests in Siecor GmbH & Co. KG, free and clear of any encumbrances, with the full right and power to sell, transfer and deliver its Shares and Interests in the German Siecor Companies as contemplated in this Agreement and the relevant Transfer Agreement, without any third party consent, except for antitrust approvals (if and as required). Seller's share capital (Stammeinlage) in Siecor GmbH and fixed limited partner capital (Kommandithafteinlage) in Siecor GmbH & Co. KG have been contributed in full and no actual or constructive repayments from the funds required to maintain the share capital nor any actual or constructive repayments of the limited partner capital have been made to Seller.

      b.    Litigation

            Except as listed in Schedule 8.2.C.b. the German Siecor Companies are not involved, whether as defendant or plaintiff or other named party, in any claim, legal proceeding, litigation, prosecution or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of business), the value at stake (Streitwert) of which exceeds EURO 50,000 per individual claim, and Seller is not aware that any such claim, legal proceeding, litigation, prosecution or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of business), as defined here above, is expected or has been threatened by or against any German Siecor Company.

      c.    Compliance with Laws

            To Seller's knowledge, the German Siecor Companies have complied with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority or court applicable to it, the noncompliance with which would have a material adverse effect on the Operations.

      d     Activities in Ordinary Course

            Except as listed in Schedule 8.2.C.d., since September 30, 1999, the Operations of the German Siecor Companies have been conducted in the ordinary course of business and there has not been any: (i) destruction of, damage to, disposition of or loss of any assets (whether or not covered by insurance) that materially adversely affects the financial condition, business or prospects of such Operations; (ii) material change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); or (iii) amendment or termination of any material contract to which any German Siecor Company is or was a party.

      e.    Taxation

            i.    Returns and Information

                  To Seller's knowledge, all returns, computations, notices, information under the applicable mandatory laws and records which are or have been required to be maintained, filed, made or given by or with respect to each German Siecor Company or for any Taxation purpose, have been made, filed or given within the requisite periods on a proper basis and are up-to-date and correct.

            ii.   Audits/Proceedings

                  There are no pending or, to the best knowledge of Seller or German Siecor Company, in any event to the extent relating to the Operations, threatened proceedings for the assessment or collection of Taxes against

                  Seller or any such German Siecor Company, and there are no liens for Taxation on any of the assets of a German Siecor Company or Seller.

            iii.  Liability for Taxes of Other Persons; Tax Sharing Agreement

                  No German Siecor Company is liable under any provision of law, or is a party to or liable under any Tax sharing agreement or other agreement or otherwise, for Taxes payable by any other person excluding wage Tax and other statutory withholdings. At Closing no German Siecor Company has any outstanding payment obligations under any such agreement.

D.    With respect to Non Wholly Owned Companies

      a.    Authority and Capacity

            The Shares in the Non Wholly Owned Companies are owned by Seller or Relevant Seller as set out in Schedule 2 and are free of any encumbrances and rights of third parties, except for preemption rights, rights of first refusal or similar rights of the other shareholder(s). Seller or Relevant Seller has, except for governmental approvals or other legally mandatory restrictions, and will on the National Closing have the full right and power to sell, convey, assign, transfer and deliver its Shares in each Non Wholly Owned Company as contemplated in this Agreement and the relevant Transfer Agreement. The Seller's or Relevant Seller's Shares in each such Non-Wholly Owned Company have been validly issued and are fully paid for.

      b)    Returns and Information

            To Seller's knowledge, all returns, computations, notices, information under the applicable mandatory laws and records which are or have been required to be maintained, filed, made or given by or with respect to each Non-Wholly Owned Company, except for those in Egypt and Greece, or for any Taxation purpose, have been made, filed or given within the requisite periods on a proper basis and are up-to-date and correct.

      c)    Audits and Proceedings

            There are no pending or, to the best knowledge of Seller or Non-Wholly Owned Companies, except for those in Egypt and Greece, in any event to the extent relating to the Operations, threatened proceedings for the assessment or collection of Taxes against Seller or any such Non-Wholly Owned Company, except for those in Egypt and Greece, and there are no liens for Taxation on any of the assets of a Non-Wholly Company, except for those in Egypt and Greece or Seller.

E.    With respect to Wholly Owned Companies

      a.    Authority and Capacity

            The Seller or Relevant Seller has good title to its Shares and Interests in each Wholly Owned Company, free and clear of any encumbrances, with the full right and power to sell, transfer and deliver its Shares in each Wholly Owned Company as contemplated by this Agreement and the relevant Transfer Agreement or Deed without any third party consent, except for antitrust approvals (if and as required). The Relevant Seller's Shares in each such Company have been validly issued and are fully paid for.

            Except as set out in Schedule 8.2.E.a. no person has any present or contingent right to call for any conversion, issuance or sale of any Shares of any Wholly Owned Company under any option or other agreement (including conversion rights and rights of preemption).

      b.    Accounting and Other Records

            The statutory books and books of account and other records of whatsoever kind (Handelsbucher) relating to each of the Operations of the Wholly Owned Companies are up-to-date and maintained in accordance with all applicable mandatory legal requirements and Siemens Group prudent corporate practice consistently applied. All such books and records are in the possession (or under the control) of such Relevant Seller or Company.

      c.    Changes since Balance Sheet Date

            Since September 30, 1999 no Wholly Owned Company has engaged in any activities that are not in the ordinary course of business, except as approved by Purchaser in writing. The "ordinary course" shall be deemed also to include items in the relevant Company's 1999-2000 budget, any measures described in Schedule 8.2.E.c. or otherwise specifically authorized by this Agreement, the contribution of the CC business into SCC KG, the contribution of the RXS GmbH business into RXS KG and the contribution of the NSW GmbH business into NSW KG. In particular, without limiting the generality of the foregoing, no Wholly Owned Company outside the ordinary course of business has

            (i) committed to new capital expenditures in excess of EURO 500,000 in the aggregate;

            (ii) mortgaged, pledged or subjected to encumbrance any of its assets;

            (iii) sold or purchased, assigned or transferred any of its assets or canceled any debts or claims; or

            (iv) engaged in any activity by commission or omission leading to any destruction, disposition, damage or loss of any of its assets in excess of EURO 500,000 in the aggregate.

            Since September 30, 1999 there has been no event or condition of any character that has had or - in Seller's reasonable judgment will have - a material adverse effect on the Operations of any Wholly Owned Company, except for events and conditions disclosed to Purchaser in writing or electronic form before signing and except for changes of law.

      d.    Legal Matters

            i.    Legal Compliance

                  During the time that a Relevant Seller has owned all the Shares in a Wholly Owned Company, or such Company's predecessors, there have not been and are not any breaches by any such Company of any of its bylaws or other constitutional documents, which would have a material adverse effect upon the Operations.

            ii.   Permits and Consents

                  All licenses (excluding licenses of Intellectual Property), permits, consents, authorizations, orders, warrants, confirmations, permissions, certificates, approvals and authorities necessary for carrying on the Operations as presently conducted, the lack of which would materially adversely affect the Operations, in each of the Wholly Owned Companies have been obtained, are in full force and effect and are being complied with and Seller is not aware why any of them should be suspended, threatened or revoked.

            iii.  Litigation; Claims

                  Except as listed in Schedule 8.2.E.d.iii or in another Schedule to this Agreement, no Wholly Owned Company is involved (whether as plaintiff or defendant or other named party) in any claim, legal proceeding, litigation, prosecution or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of business), the value at stake (Streitwert) of which exceeds EURO 50,000 per individual claim and neither Seller nor any Relevant Seller is aware that such claim, legal proceeding, litigation, prosecution or arbitration is expected or has been threatened by or against any Wholly Owned Company.

      e.    Insolvency; Inability to Conduct Business

            No Wholly Owned Company is obligated to file for insolvency proceedings under the laws of the applicable Jurisdiction.

      f.    Trading and Contract Agreements

            (i)   Contracts

                  None of the Wholly Owned Companies is party to any contract which is not in the ordinary course of business or which is not on an arm's length basis and which is incapable of termination without compensation or penalty by the relevant Wholly Owned Company on three months' notice or less and which has a material adverse effect on such Wholly Owned Company.

            (ii)  Material Contracts

                  Schedule 8.2.E.f.ii is a complete list of all Material Contracts. By Closing such list shall identify those Material Contracts which contain change of control provisions.

                  To Seller's best knowledge no party to a Material Contract is in breach or default of such Material Contract, which breach or default has or would have a significant adverse impact on the performance of such Material Contract. No party to a Material Contract has grounds for a suspension, avoidance, rescission or repudiation of any Material Contract based on the acts or omissions of the other party. Each Material Contract is valid, binding and in full force and effect as to its terms. As to the performance of the other party to such Material Contract the statements in the two immediately preceding sentences are given only to Seller's best knowledge.

            (iii) Distributor, Agency Agreements

                  Except as disclosed in Schedule 8.2.E.f.(iii), as of the Closing, none of the Wholly Owned Companies is party to any agency, distributorship or manufacturing agreement, any of which restricts its freedom to carry on its business as currently carried on in any part of the world, which could be expected to have a material adverse effect on the relevant Operations.

      g.    Employees

            (i)   General

                  Schedule 8.2.E.g. as of the date of this Agreement contains a list of all Employees in any of the Wholly Owned Companies in Germany, Italy and France as of the month end preceding the date hereof, which Schedule shall be updated at the Closing to reflect changes in the German, Italian and French Operations.

                  There will be at Closing no persons employed in any of the German, Italian and French Wholly Owned Companies other than the Employees listed on Schedule 8.2.E.g., as so updated at the Closing. Schedule 8.2.E.g shall separately indicate those Employees who are not actively employed at Closing (e.g. on maternity leave, national service, early retirement or old age part-time (Vorruhestand or Altersteilzeit), sabbatical) and to indicate the number of employees on long term sickness leave.

            (ii)  Employment Rights Agreements and Employee Benefit
                  Arrangements.

                  Employment Rights Agreement for purposes of this subclause (g) means any agreement between Seller or any Relevant Seller or Company on the one hand and any union or other labor organization or works council (or other Operations specific labor group) on the other hand (or any agreement or written or unwritten rules or customs to which any Relevant Seller or Company is bound or adheres to) relating to any terms and conditions of Employees' employment with Seller or any Relevant Seller or Company, including but not limited to collective bargaining agreements and works council agreements (for the German Operations - Betriebsvereinbarungen).

                  Seller has provided to Purchaser a complete and accurate list of each of the Employee Benefit Arrangements and Employment Rights Agreements (including those currently in negotiation at the Wholly Owned Company or factory level) and a description of employment terms and conditions for Employees excluding Siemens Fiber Optik Kablolari in Turkey. A copy thereof is attached hereto for identification purposes as Schedule 8.2 E.g (ii).

                  There has been no notification to any Relevant Seller or Company by any governmental entity questioning or challenging any legal compliance of any nature of any Employee Benefit Arrangement; nor so far as any Relevant Seller or Company is aware, is any threatened, pending or expected.

                  All payments for salary and other compensation or benefits (and all employer and employee contributions (including but not limited to social charges and premiums)) required in respect of each Employee Benefit Arrangement have been paid when due or, if applicable, fully and properly accrued (including for pension liabilities) on the Effective Date Balance Sheet.

            (iii) Material Changes

                  Since September 30, 1999, (a) there have been no material changes to the terms of employment of any of the Employees employed in relation to the Operations on an annual cash salary or fee (on the basis of full time employment) in excess of EURO 50,000 or local equivalent per Employee; and (b) no Relevant Seller or Company is a party to any collective arrangement or understanding to make any material changes to remuneration (other than in accordance with normal payrounds with increases, the avenge of which is up to 3.5 percent per annum) or to other benefits or other terms of employment or to establish any new or amend any existing bonus arrangements for any of the Employees.

            (iv)  Individuals

                  Schedule 8.2.E.g.(iv) is a complete and accurate list of all individuals either working for or performing services for any Company (part or all of whose costs are paid by that Company) but who are not Employees. The preceding does not apply to Siemens Group employees performing services for a Company as part of their overall responsibilities.

            (v)   Legal Compliance

                  Seller and each Relevant Seller and Company is in material compliance with all applicable employment laws. Any violation of Section 16 of the German Company Pensions Act is a breach of the material compliance representation in the preceding sentence. No Company is in material breach (taking into consideration local practice and customs) of any of the collective bargaining agreements, union recognition agreements and works council agreements (including national collective bargaining agreements or industry wide collective bargaining agreements) listed in Schedule 8.2.E.g.(ii) or lacks any such agreement required by law.

            (vi)  Mass Termination of Employment

                  Except as listed in Schedule 8.2.E.g.(vi), within the period of one year preceding the date hereof no Relevant Seller with respect to a Wholly Owned Company, and no Wholly Owned Company has been obliged by law to give any notice or to make any filing with any governmental or social security office concerning any intended mass termination of a significant number of employees (Massenentlassung in Germany or its equivalent in other Jurisdictions) or has started consultations with any employee representative body (including but not limited to a works council), relating to any such mass termination.

            (vii) Reinstatement

                  No individual previously employed by a Relevant Seller or by a Wholly Owned Company has a right to return to work or any right to be reinstated or re-engaged by a Wholly Owned Company, whether under statute or otherwise, except for those individuals listed in Schedule 8.2.E.g.(vii).

            (viii) Collective Bargaining

                  Except as disclosed on Schedule 8.2.E.g(viii), there is not (nor has there been at any time after January 1, 1999), nor to the knowledge of any Relevant Seller or Company is there now threatened, any strike, organized work slowdown or interruption in which any Employees are participating or have participated or have threatened to participate which is material to any of the Operations. There is no current (nor has there been after January 1, 1999) any labor grievance or labor litigation relating to any Wholly Owned Company which is material to such Wholly Owned Company.

      h.    Taxation

            (i)   Returns and Information

                  To Seller's knowledge, all returns, computations, notices, information under the applicable mandatory laws and records which are or have been required to be maintained, filed, made or given by or with respect to each Wholly Owned Company or for any Taxation purpose have been made, filed or given within the requisite periods and on a proper basis and are up-to-date and correct.

            (ii)  Audits/Proceedings

                  Except as disclosed in Schedule 8.2.E.h.(ii), there are no pending or, to the best knowledge of each Relevant Seller or Wholly Owned Company, threatened proceedings, in any event to the extent relating to the Operations, for the assessment or collection of Taxes against Relevant Seller or any Wholly Owned Company, and there are no liens for Taxation on any of the assets of a Wholly Owned Company or Relevant

                  Seller. There are no proposed reassessments by Taxation authorities of any real property relating to the Operations owned by a German Wholly Owned Company or Relevant Seller of such German Wholly Owned Company. There are no outstanding waivers or other agreements extending the statute of limitations for any period with respect to the assessment or collection of Tax relating to the Operations to which a Wholly Owned Company or a Relevant Seller may be subject.

            (iii) Liability for Taxes of Other Persons; Tax Sharing Agreement

                  No Wholly Owned Company is liable under any provision of law, or is a party to or liable under any tax sharing agreement or other agreement or otherwise, for taxes payable by any other person excluding wage Tax and other statutory withholdings. At Closing no Wholly Owned Company has any outstanding payment obligations under any such agreement.

      i.    Intellectual Property

            i. All Intellectual Property and Know-how presently required by any of the Wholly Owned Companies to continue the Operations, are being at the later of Effective Date or Closing either owned by the Wholly Owned Companies, or licensed to them.

                  Furthermore, Seller shall sublicense its rights under the 1988 Siemens/AT&T Agreement to Seller's identifiable divested business covered by the transactions contemplated herein, which sublicense will be agreed by the parties between the date hereof and Closing.

            ii. So far as the Relevant Seller or Company is aware, all Know-how of such Relevant Seller or Company (insofar as it relates to the Operations) has consistently been treated as confidential and, to the best of such Seller's or Company's knowledge, there has been no unauthorized disclosure of any such Know-how to any third party.

            iii. All licenses of Intellectual Property or Know-how required for the Operations of the Wholly Owned Companies (the lack of which would materially adversely affect such Operations), as carried on from September 30, 1999 through Closing, are in hill force and effect and have been and are being complied with in all material respects and the Seller

                  (or any Relevant Seller or Company) is not aware of any reason why any of them should be suspended, threatened or terminated, unless stated on Schedule 8.2.E.i..

            (iv) Intellectual Property transferred to or owned by the Wholly Owned Companies is listed in Schedule 8.2.E.i..

            (v) All Intellectual Property is legally and beneficially owned by the Seller, the Relevant Seller or Company free from any encumbrances except for those as (i) set out in the contribution agreements and the annexes thereto (Schedule 2.1.A to this Agreement) or (ii) set out in the cross patent license agreements, the license agreements or the joint invention agreements all of which are either set out in the annexes to such contribution agreements or in Schedule 8.2.E.i. or (iii) that may arise from technology cooperation agreements which are non conclusively listed in Schedule 8.2.E.i.;

            (vi) all registration, application, maintenance and renewal (and any other required) fees regarding the Intellectual Property listed in Schedule 8.2.E.i. due and payable before the later of Closing or Effective Date will be paid in full;

            (vii) Seller is not aware that as of the date of this Agreement any
                  Intellectual Property is invalid or is threatened to become invalid through any challenge, claim or other proceeding under relevant laws (including interference, reexaminations, appeals, oppositions) unless those are disclosed in Schedule 8.2.E.i.

           (viii) The Intellectual Property can to Seller's knowledge be transferred, licensed and sold without requiring a third party consent, unless disclosed in Schedule 8.2.E.i.

            (ix)  Know-how transferred to or owned by the Wholly Owned
                  Companies:

                  (A) is legally and beneficially owned by the Seller, the Relevant Seller or the Wholly Owned Company free from any encumbrances except for those as (i) set out in the contribution agreements and the annexes thereto (Schedule 2.1.A to this Agreement) or (ii) set out in the license agreements all of which are either set out in the annexes to such contribution agreements or in Schedule 8.2.E.i. or (iii) that may arise from technology cooperation agreements which are non-conclusively listed in Schedule 8.2.E.i.

                  (B) can to Seller's knowledge be transferred, licensed and sold without requiring any third party consent, unless disclosed in Schedule 8.2.E.i.

      j.    Suppliers

            Since October 1, 1998 no material supplier has given written notice to any Wholly Owned Company of the discontinuation or substantial adverse change in the terms or conditions of present or future purchases of such supplies other than increases in prices and changes in terms and conditions of supply which have been generally adopted by such suppliers in the market over the relevant period of time.

      k.    Regulatory and Operating Conditions

            i. No governmental authority regulating the marketing, testing or advertising of any of the products of the Wholly Owned Companies has requested that any such product presently on the market be removed from the market or be materially altered, that substantial new product testing be undertaken as a condition to continued marketing of any such product or that the labeling or advertising for any such product be modified in a way likely to have a substantial adverse effect on the sale of such product.

            ii. So far as the Seller is aware, there are no studies or apparent conditions which indicate the presence of any occupational health (arbeitsmedizinisch) or safety problem relating to any part of the Operations of any Wholly Owned Company and having a material adverse affect to such Operations. No governmental authority has alleged or requested a correction of any such condition.

      l.    Property

            i.    Description

                  The Property owned or used by any Wholly Owned Company is described in Schedule 8.2.E.l.i, also indicating which Property is owned, leased (as lessor or lessee) and subleased by the Wholly Owned Companies, and the particulars contained therein are correct.

            ii.   Title

                  All indications relating to title, encumbrances (including easements) and mortgages are listed in Schedule 8.2.E.l.i for Property owned by any German Wholly Owned Company, and all such indications are complete and accurate. For the Property owned by any Italian or French Wholly Owned Company, the preceding sentence is qualified to Seller's knowledge based on the Italian letter and the French land registry excerpt provided to Purchaser and attached hereto for identification purposes only as part of Schedule 8.2.E.l.i. Except as stated in Schedule 8.2.E.l.i, none of the encumbrances, easements or mortgages relating to any such Property affect the existing use of any Property.

            iii. No Wholly Owned Company has received any written notice of any potential rezoning relating to any Property.

            iv.   Leases

                  Copies of the lease agreements for the facilities of the Operations at Kistlerhofstrasse 170, Munich and Speyer have been provided to Purchaser and are attached hereto for identification purposes only as part of Schedule 8.2.E.l.i. Seller is not aware of any breach of any of the terms in either of the two above mentioned leases or in any lease agreement for the Turkish Wholly Owned Company Siemens Fiber Optik Kablolari; in any event which breach does or is likely to adversely affect the Operations carried out at the relevant Property or the Property's use.

            v.    Environmental

                  By way of clarification, there are no Seller representations, warranties or independent guarantee undertakings under this Clause 8 relating to the

                  Environment. All Seller obligations relating to the Environment are contained in the Seller's indemnities, Clause 10.1.B.

            vi.   NSW Property

                  Seller will continue the process required to clarify and document the user right for NSW GmbH & Co. KG relating to the pier and dike (in particular as referenced in the letter attached as Schedule 8.2.E.l.vi) located in Nordenham, Germany. The parties agree that such clarification will occur as promptly as possible after Closing.

            vii.  Building Defects

                  So far as Seller is aware, there is no physical defect in any building on any of the Property owned by the Wholly Owned Companies listed in Schedule 8.2.E.I.i, which - if left unremedied through the 1999-2000 Seller fiscal year - would have a material adverse effect on the current running of the Operations and the correction of which would require unbudgeted expenditure under the relevant Wholly Owned Company's 1999-2000 budget in excess of EURO 100,000 per building.

      m.    Y2K

            Seller provided to Purchaser in the form as attached hereto for identification purposes only as Schedule 8.2.E.m the Seller's Year 2000 action plan (the Seller's standard procedure for the avoidance of risks due to the millennium change) in relation to the Operations; all of which have been or will be carried out in relation to the Operations in accordance with the programs outlined in such Schedule. The Companies (except for the Non-Wholly Owned Companies) have been included in such action plan. To the best of Seller's knowledge, in the course of implementing this action plan, nothing has arisen which could materially impair the smooth continuation of the Operations after December 31, 1999.

F.    With respect to Assets

      a.    Title

            The Asset Sellers have full and unrestricted title to the Assets material for the relevant Operation, except for tangible Assets which are leased from third parties in the ordinary course of business, and except for liens and encumbrances (i) arising by operation of law or (ii) granted in the ordinary course of business, and subject to usual reservation of title. Any such liens and encumbrances material to the relevant Operation are separately marked on the respective Schedules 2.2.A.2, 2.2.8.2 and 2.2.C.2. Such Schedules shall be completed at Closing to mark those Assets which are leased.

      b.    Working Order

            Each Asset Seller's owned plant and machinery which is part of the Assets and which is material to such Asset Seller's Operations is (subject to fair wear and tear and having regard to their age) in satisfactory working order, has been properly maintained and is in the direct or indirect possession of the respective Asset Seller.

      c.    Licenses

            The license agreements or other right of use agreements currently existing between any company within the Siemens Group as grantor and any Asset Seller as grantee relating to Intellectual Property and/or Know-how currently used by such Asset Seller in the Operations as exclusively listed in Schedule 8.2.F.c will be assigned or otherwise transferred from the Asset Seller to the Relevant Purchaser as of the later of the Closing or the Effective Date.

      d     Employees

            Schedule 8.2.F.d as of the date of this Agreement contains a list of all Employees of the Asset Sellers exclusively or primarily attributable to the Operations as of the month end preceding the date hereof, which Schedule shall be updated at the Closing to reflect changes in the Operations.

      e.    Taxation

            (i)   Returns and Information

                  To Seller's knowledge, all returns, computations, notices, information under the applicable mandatory laws and records which are or have been required to be maintained, filed, made or given by or with respect to the Operations of the Asset Sellers have been made, filed or given within the requisite periods and on a proper basis and are up-to-date and correct.

            (ii)  Audits/Proceedings

                  There are no pending or, to the best knowledge of each relevant Asset Seller threatened proceedings to the extent relating to the Operations for the assessment or collection of Taxes against such Asset Seller Operations, and there are no liens for Taxation on any of the Assets. There are no outstanding waivers or other agreements extending the statute of limitations for any period with respect to the assessment or collection of Tax to which an Asset Seller with respect to its Operations may be subject.

      f     Certain Undischarged Liabilities

            No Liability has been incurred with respect to the NSW Corp. Assets (or to NSW Corp.'s best knowledge is threatened) which remains undischarged for breach of any contract of service or for termination payments or for compensation for dismissal, equal pay, sex, race, disability or other discrimination or failure to comply with any order for the reinstatement or reengagement of any of the employees relating to such Assets.

      g. Since September 30, 1999 no Asset Seller has engaged in any activities relating to the Operations that are not in the ordinary course of business.

8.3   Seller's Knowledge

Any statement qualified by the expression "to the (best) knowledge of the Seller" or "so far as the Seller is aware" or similar statement shall, for each Jurisdiction and/or specialist area (as appropriate), be deemed to refer to the knowledge of those persons employed by the Seller or respectively the Relevant Seller or Company identified in respect of such Jurisdiction and/or specialist area (as appropriate) in Schedule 8.3, having used the due care of a reasonable businessman.

8.4   Remedies

A. In the event of any representation or warranty or independent guaranty undertaking (herein collectively "Representation") given by Seller or Purchaser not being fully complete and accurate as of the time it is given, the other party hereto relying on such Representation, i.e., each such Relevant Seller or Relevant Purchaser, shall, at such other party's option, be put in the same position by Seller or Purchaser as such relying party would have been had such Representation, been fully complete and accurate (Naturalrestitution) within 90 days from written notification thereof by the other party or, failing such cure within such period or having opted for this, by means of monetary damages (Schadenersatz), i.e. compensation by payment of the amount in cash which corresponds to the damages caused to the Relevant Seller or Relevant Purchaser, as the case may be, due to such failure, each subject to the limitations set out hereinafter.

B. Any rights and claims on whatever legal basis the Purchaser and the Relevant Purchasers or Seller and Relevant Sellers may have (including but not limited to any rights of rescission - e.g. for non-fulfillment (in part), repudiation, diminution and any claims based on any precontractual breach of duty ("cic") vis-a-vis the other party hereto, relating to the Representations other than those provided for in this Agreement, are - to the extent legally permissible according to mandatory law - excluded. All claims relating to the Representations either party may have for indirect or consequential damages, including lost profits or interruption of business, vis-a-vis the other party, the Companies and/or the Relevant Sellers or Relevant Purchasers, as appropriate, shall be excluded herewith.

9.    Limitation of Liability and Conduct of Claims

9.1   Limitation of Liability

The Purchaser's claims under Clause 8 shall be subject to the following limitations:

      9.1.1 Time Limits

            In respect of any claim written notice of such claim shall be given by the Purchaser to the Seller setting out reasonable details of the specific matter in respect of which the claim is made including an estimate of the amount of such claim if practicable, within the following time limits:

            (i) in the case of legal defects (Rechtsmangel) as to any Shares and Interests sold and purchased hereunder - within 8 years following Closing or the relevant National Closing; and

            (ii) in the case of any other claim under this Agreement within twenty four (24) months following Closing or within eighteen
                  (18) months after the relevant National Closing. If any claim is made within the above time frame, Seller and Purchaser shall negotiate in good faith for a period not to exceed six
                  (6) months after such 24 month or 18 month period, as applicable. If the parties do not reach resolution of such claim by the end of such six month period, then Purchaser's claim would be time barred unless Purchaser by the end of such six months initiates arbitration pursuant to Clause 14.J based on such claim.

            Purchaser shall not be barred from bringing a claim under Clause 8.2 in respect of any Liability which is contingent as to amount ("der Hohe nach"), but not as to principle ("dem Grunde nach") payable if the requisite details of the underlying cause of action have been delivered to the Seller before the expiration of the 24/18 months period under Clause 9.1.1.(ii);

      9.1.2 Individual Minimum Claims

            In respect of any claim (except under Clause 8.2.E.g(v) second sentence, for which there is no individual limit) arising from any single circumstance if the amount of the claim against Seller does not exceed 100,000 EUROS (claims relating to a series of connected matters shall be aggregated for this purpose);

      9.1.3 Aggregate Minimum Claims

            In respect of any claim (except under Clause 8.2.E.g(v) second sentence, for which there is no aggregate limit) unless the aggregate amount of all claims for which Seller would otherwise have been held liable under this Agreement exceeds 500,000 EUROS;

      9.1.4 Maximum Claims

            In respect of any claim to the extent that the aggregate amount of the liability of the Seller for all claims made under this Clause
            9.1 exceeds 100,000,000 EUROS;

      9.1.5 Pro Rata Limitation

            In case the Closing under this Agreement does not include certain Operations, the amounts in Clauses 9.1.2, 9.1.3 and 9.1.4 shall be reduced pro rata compared to the percentage of the allocated
            Schedule 3.1 portion for the non closed Operations of the aggregate Preliminary Purchase Price;

      9.1.6 Provisions in the Effective Date Balance Sheet

            In respect of any claim if and to the extent that a specific deduction or provision is made in the Effective Date Balance Sheet for the matter giving rise to the claim;

      9.1.7 Taxation Effects

            In respect of any Representation relating to Tax matters to the extent that the inaccurateness or incompleteness of the Representation leads to Tax increases that are directly linked to similar Tax reductions accruing to Purchaser or Relevant Purchaser or Company in future fiscal periods, in which case any Purchaser claims hereunder relating to such Tax matter shall be reduced by such expected benefits to be calculated on a discounted present value basis;

      9.1.8 Insurance

            In respect of any claim to the extent actually recovered by Purchaser under a policy of insurance in force on the later of the Closing or the Effective Date;

      9.1.9 Changes in Legislation

            To the extent such claim results from, or is increased by, any post-Closing change of any applicable law or regulation.

9.2   Claims against Third Parties

If the Seller or any Relevant Seller pays an amount in discharge of any Representation claim under this Agreement, Purchaser shall assign or shall procure that Relevant purchaser or Wholly Owned Company assigns to Seller any claim against a third party corresponding to such claim.

9.3   Double Claims

The Purchaser shall not be entitled to recover an amount from the Seller or any Relevant Seller under this Agreement more than once in respect of the same loss suffered.

9.4   Effect of Closings

The Representations shall not be extinguished or affected by the Closing, Contingent Deferred Closing or any National Closing.

9.5   Disclosed to Purchaser

The Purchaser shall not be entitled to bring a claim against the Seller pursuant to a Representation under Clause 8 if and to the extent Seller proves that the matter to which the claim relates is a Disclosed Matter as defined in this Clause 9.5.

Matters of which Purchaser's or Relevant Purchasers' officers, employees or consultants relating to this Agreement at the date of this Agreement had knowledge are a "Disclosed Matter".

For purposes of clarification, the material in writing either in the data room at the Deutsches Museum from August 2 through August 12, 1999 or in responses to Purchaser's written questions given to Seller in such data room during such time period and the Schedules to this Agreement, shall be a Disclosed Matter. However, nothing in the "clean room" (created by Seller for this Agreement in August 1999) shall be considered as Disclosed Matter, except for the two written reports provided to Purchaser (and known to Seller) by Bruckhaus Westrick Heller Lober dated August 17, 1999 and PricewaterhouseCoopers dated August 23, 1999, but only to the extent directly and explicitly contained therein.

9.6   Following the Closing

The Purchaser shall ensure that reasonable steps are taken to avoid a Liability being incurred and to mitigate the amount of such Liability. When calculating the amount of damages, advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleichung), irrespective of whose benefit (the Purchaser, any Relevant Purchaser or Wholly Owned Company) such advantage actually arises.

9.7   Teleco Subsidies

Teleco Cavi S.p.A. expects to receive subsidies of approximately EURO 1,000,000 which due to Italian accounting rules cannot and will not be entered into the accounts of the Company.

To the extent such subsidies are received by Teleco Cavi S.p.A. within twenty-four (24) months following Closing and do not require any further financial action or the retention of the business, 50% of such payments shall be deducted from any claims Purchaser may have against Seller due to a claim based on a Representation or indemnity (only during such 24 months period), to the extent relating to Teleco Cavi S.p.A. contained in this Agreement.

9.8   Relevant Purchaser/Relevant Seller

Any claim under this Agreement which a Relevant Purchaser, Company or Relevant Seller would have may only be asserted by the Purchaser or Seller respectively; and Purchaser and Seller will procure that no Relevant Purchaser or Relevant Seller or Company shall assert a claim for any reason under this Agreement or the Transfer Deeds or Transfer Agreements in its own name.

9.9   Conduct of Claims

The procedures for conducting any claims under Clause 8.2 are as follows:

A. If Purchaser, any Relevant Purchaser or any Company becomes aware that any matter gives rise to any claim against the Seller under Clause 8.2, the Purchaser shall procure that notice of that fact shall be given to the Seller without undue delay.

B. In relation to any claim against the Seller under Clause 8.2 and without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow, and shall procure that the Relevant Purchaser or Company allows, the Seller or any Relevant Seller and their accountants and professional advisers to reasonably investigate as promptly as possible the matter or circumstance alleged to give rise to such claim and for such purpose the Purchaser shall give, and shall procure that the Relevant Purchaser or Company gives, subject to their being paid reasonable out-of-pocket expenses, such reasonable information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records relating solely to such claim, as the Seller or any Relevant Seller or their accountants or professional advisers may reasonably request. Nothing in this Clause shall oblige the Purchaser or any Relevant Purchaser to disclose any information which would prejudice any claim by Purchaser against Seller pursuant to this Agreement. The Seller agrees to keep and shall procure that any Relevant Seller agrees to keep all such information confidential and only to use it for such purpose.

C. If the claim in question is a result of or in connection with a claim by or liability to a third party then:

      (a) the Purchaser and the Seller shall procure that no binding admission of liability shall be made by or on behalf of any Purchaser, Relevant Purchaser or any Company or Seller or any Relevant Seller (as the case may be) and the claim shall not be compromised, disposed of or settled in a binding manner without the written consent of the Seller or the Purchaser (as the case may be) (such consent not to be unreasonably withheld or delayed); and

      (b) if the Seller and Purchaser agree that the Seller or Relevant Seller shall conduct the claim as a consequence of the Seller and Purchaser agreeing as between themselves that the Seller should take responsibility for the claim, the Seller or any Relevant Seller shall be entitled at its own expense in its absolute discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Relevant Purchaser or the Company concerned and to conduct any related proceedings, negotiations or appeals.

10.   Indemnities

10.1  Seller Indemnities

The Seller shall indemnify and keep indemnified on an ongoing basis after the later of the Closing or the Effective Date the Purchaser against:

A.    Tax and Investment Grants

      1.    Scope

            With respect to Wholly Owned Companies, German Siecor Companies and Asset Sellers against:

            (a) any Tax amount not paid but incurred by Seller or any Relevant Seller relating to the Operations if and to the extent it is attributable to any time prior to the Effective Date (by way of clarification, including those resulting from a German Tax audit and in violation of any over stated accruals or any fiscal unity/consolidation requirements) and is not provided for in the Effective Date Balance Sheet, and

            (b) any obligation to repay and any loss of continued enjoyment relating to any grant, subsidy, dispensation from performance, payments or other obligations, or other benefit, if and to the extent attributable to any action or failure to act on the part of any member of the Siemens Group during any time up to the Effective Date.

      2.    Procedure

            The Companies, the Purchaser and the Relevant Purchasers may only discuss with and issue declarations to Tax authorities which in either case are to Seller's material prejudice relating to the Tax indemnities under Clause l0.A.1. or the Tax Representations with Seller's prior written consent.

            If the Purchaser becomes aware of any circumstances which might give rise to a claim of the Purchaser under Tax indemnities under Clause l0.A.l or the Tax Representations, the Purchaser shall inform the Seller thereof without undue delay. The Seller shall be given access at its own expense and during ordinary business hours to the relevant Tax related books and records of the Company and/or the Relevant Purchaser concerned, to the extent that such access is reasonable to avoid such claim. The Purchaser shall ensure that for as long as the Seller may be held liable under such claim, copies of all documents relating to such claim will be kept available for inspection by the Seller.

            The Purchaser shall use reasonable endeavours to ensure that the Seller is given opportunity to defend or avoid such claim. In particular, the Seller shall be given an opportunity to comment on, participate in and review any reports on all relevant external Tax audits and the Purchaser shall ensure that the Seller receives without undue delay copies of all relevant Tax assessments. The Purchaser shall ensure that, upon the request of the Seller, objections are filed and legal proceedings instituted and conducted against any such Tax assessments in accordance with Seller's directions and at Seller's expense.

            Any material violation of the foregoing by the Purchaser shall limit the respective claim of Purchaser against Seller unless and to the extent Purchaser proves that such claim would not have been avoided had Purchaser fully complied with its obligations under this Clause.

            The provisions of Clause 9.1.7 shall apply mutatis mutandis to any Tax indemnity under this Clause l0.A.l.

B.    Environment

      (a)   General

            Seller shall indemnify, defend and hold harmless Purchaser, any Relevant Purchaser and any Wholly Owned Company against any Environmental Liability and any Environmental Loss resulting therefrom (including already identified environmental problems), subject to the limitations and procedures set out hereafter.

      (b)   Time Period

            Any claim for indemnification against any Environmental Loss has to be submitted in writing by Purchaser to Seller on or before the third anniversary of the later of Closing or Effective Date. If there is a pending claim at the end of such three years, Purchaser must initiate the arbitral expert proceedings under subclause (h) hereof relating thereto within 90 days after such three years or such claim is time barred.

      (c)   Establishment of Obligation to Indemnify

            If there is a disputed claim under subclause (b) hereof, Seller's obligation to indemnify in principle shall be established by (i) an agreement between Seller and Purchaser or (ii) an arbitral expert's determination under subclause (h) hereof.s

      (d)   Scope of Obligation

            The scope of Seller's obligation to indemnify shall be limited to whatever is reasonably required under the Environmental Laws of the Jurisdiction where the Environmental Liability occurred to comply with such Environmental Laws, taking into account the use of the Properties for the Operations.

      (e)   Limitations

            In case of an Environmental Loss Purchaser shall and shall cause Relevant Purchaser or Wholly Owned Company, as the case may be, to claim payments under applicable statutorily required insurance contracts and to use in full any reserves provided for in the Effective Date Financial Statements with respect to such Environmental Loss. To the extent the aggregate of the Environmental Losses under this indemnity exceeds such statutory insurance payments received by Purchaser and such reserves, the Purchaser shall bear the first (EUROS) 500,000 thereof. If such aggregate of the Environmental Losses after deduction of the aforementioned insurance payments and reserves is (i) higher than (EUROS) 500,000 but does not exceed (EUROS) 5,000,000, the Seller shall bear 80% and the Purchaser 20% from (EUROS) 500,000 to (EUROS) 5,000,000 and if it is (ii) higher than (EUROS)5,000,000, but does not exceed (EUROS) 15,000,000, the portion above (EUROS) 5,000,000 shall be split 50:50 between Seller and Purchaser. Seller shall not be obliged to indemnify Purchaser against Environmental Losses to the extent exceeding (EUROS) 15,000,000.

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                                                                              54


      (f)   Change of Law

            The indemnity hereunder shall not include that portion of an Environmental Liability which is caused or increased by a change of the applicable Environmental Law after the later of Closing or Effective Date.

      (g)   Consultation/Procedure

            Neither the Purchaser nor the Relevant Purchaser nor any Wholly Owned Company shall initiate or cause any public authorities, courts or third parties to initiate any procedures in relation to any Environmental Liability, or respond to any proceedings initiated by a third party against Purchaser, Relevant Purchaser or a Wholly Owned Company, without prior consultation with Seller. Such prior consultation shall not be required if Purchaser, Relevant Purchaser or relevant Wholly Owned Company is obliged to initiate such procedures under Environmental Law.

            If the Purchaser (including the employees and management of the Relevant Purchaser and the Wholly Owned Companies) becomes aware of any actual or imminent administrative or court procedures, preparatory steps or comparable measures which are destined to or could lead to an obligation of a Wholly Owned Company or Relevant Purchaser in relation to an Environmental Liability, the Purchaser shall inform Seller without undue delay of such imminent or actual procedures, steps or measures including all available evidence relating thereto.

      (h)   Arbitral Expert

            If Seller and Purchaser, within ninety (90) days after Purchaser notifying Seller of a possible Environmental Liability, have not reached an agreement as to Seller's obligation to indemnify under this subclause D, each party shall be entitled to appoint ERM Lahmeyer or - if ERM Lahmeyer refuses the appointment - another internationally recognized environmental consulting firm agreed by the parties (within 30 days after such refusal to act as the arbitral expert) to determine such Environmental Liability and resulting Environmental Loss. Such expert shall also be instructed to decide on the costs of the arbitration procedure in analogy to Secs. 91 et seq. German Code of Civil Procedure. Upon commencement of such procedure if the arbitral expert

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                                                                              55


            requires a prepayment of its reasonable fees and expenses, such shall be paid equally by the parties (subject to the final allocation pursuant to the preceding sentence).

      (i)   Definitions

            Environmental Liability means any liability arising as a result of any violation of an Environmental Law (whether criminal, civil or regulatory) (i) out of the Operations of any Wholly Owned Company before the later of Closing or Effective Date or (ii) out of the occupation of any Property or any part thereof by Seller, Relevant Seller or a Wholly Owned Company or any previous occupier before the later of Closing or Effective Date.

            Environmental Law means all applicable mandatory laws, statutes and regulations of the relevant Jurisdiction which relate to pollution or protection of the Environment.

            Environment means ecological systems including air, water and land (including effects upon subsurface building parts).

            Environmental Loss means any loss, damage (including third party claims), direct cost and expense (including fines, penalties, the cost of remedial action and reasonable testing (including the plan currently being developed to remedy identified Environmental Liabilities) and other professional fees, but excluding legal fees and consequential loss unless claimed by a third party against Purchaser, Relevant Purchaser or Wholly Owned Company) which is reasonably incurred by Purchaser, Relevant Purchaser or Wholly Owned Company in respect of any Environmental Liability.

      j)    Sale to Third Parties

            If before the end of the three year period under subclause (b), Purchaser or any Relevant Purchaser sells all Shares or Interests in a Wholly Owned Company or if any Wholly Owned Company sells a Property to a third party, Seller's obligation to indemnify shall survive until the end of the three year period with respect to such Wholly Owned Company or Property as if it would still be owned by Purchaser, Relevant Purchaser or Wholly Owned Company, as appropriate; it being understood that any claims under such Indemnity shall

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                                                                              56


            only be made by Purchaser against Seller without the third party having any rights or claims hereunder.

C.    Jordan Project

      Losses resulting from the Seller's Jordan project as provided in Schedule l0.1.C.

D.    Purchaser Avoiding Indemnified Losses

      any Losses which the Purchaser, any Relevant Purchaser and/or any Company may suffer by reason of the Purchaser, any Relevant Purchaser and/or any Company taking any reasonable action to avoid, resist or defend against any indemnified Liability referred to in parts (A) - (C) above.

10.2  Purchaser's Indemnities

The Purchaser shall, and shall procure that each Relevant Purchaser shall indemnify and keep indemnified on an ongoing basis after the earlier of the Closing or the Effective Date Seller and each Relevant Seller against Liabilities relating to bonds, guarantees, comfort letters and similar instruments to the extent provided in Clause 12.E.

11.   Contracts

11.1  Relating to Asset Sellers

If and to the extent that the legally effective transfer of any contract of an Asset Seller relating to the Operation is subject to acts of third parties (e.g. consents or approvals) the parties and the Relevant Asset Sellers (which Seller shall instruct accordingly) shall use their best efforts to achieve such required acts as soon as possible after the date hereof. In the event that the required acts are not performed or the parties and the Relevant Asset Seller mutually consider it to be impractical to request the aforesaid, the parties and the Relevant Asset Seller (which Seller shall instruct upon) will put each other
- to the extent legally permissible - in a position as if the respective third party had performed the required act. This shall in particular mean the following: The Purchaser shall cause the Relevant Purchaser to fulfill the obligations set forth in the contracts in question in the name and on behalf of the Relevant Asset Seller but on its own account. In that case, the Purchaser or Relevant Purchaser is entitled to any payments made in consideration for Obligations fulfilled by the Purchaser or Relevant Purchaser. No further claims arising from such payments may be asserted or raised against the Seller or the Relevant Asset Seller. The Purchaser will indemnify and keep indemnified the Relevant Asset Sellers against all obligations for which the Purchaser assumes responsibility under this Clause 11.1.

11.2  Material Contracts, Assigning/Novating

A. If and to the extent any Material Contract is subject to a change of control provision, subclause 11.1 shall apply mutatis mutandis.

B. In case a Material Contract or a License Agreement with a Wholly Owned Company as licensee (excluding software licenses) contains a change of control clause which applies when Purchaser or Relevant Purchaser takes over control of such Company, Seller shall in cooperation with Purchaser try to convince the other contract party or the licensor not to invoke such change of control clause. Purchaser and Seller shall equally share any reasonable costs incurred inconnection with the assignment or novation of such Contract or Agreement, whereby Seller's Liability under this provision shall be limited to EUROS 500.000 in the aggregate.

12.   Covenants

A.    SOFC

The understanding between the parties as it relates to the Relevant Purchaser's purchase of Seller's equity interest in SOFC is contained in Schedule 12.A, and the parties will use their best efforts to include in the documentation for such Relevant Purchaser's purchase of such SOFC equity the contents of Schedule 12.A.

B.    Repayment of Indebtedness

(a) All financing amounts owed by any Wholly Owned Company to Seller or any Seller affiliate (ZF Konto) shall be converted by Seller or Relevant Seller to equity prior to the earlier of the Effective Date or Closing. All third party interest bearing debt (excluding trade payables) of Wholly Owned Companies is reported on Schedule 12.B, which will be updated as of Closing.

(b) With respect to the Non-Wholly Owned Companies, all third party and intercompany debt (amounts owed by any Non Wholly Owned Company to the Seller or any

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                                                                              58


      affiliate of the Seller) will be reported on Schedule 12.B, such Schedule also indicating which of the debt is guaranteed by Seller or Siemens Group. Intercompany debt will become third party debt as of the relevant National Closing and repaid in accordance with its existing terms and conditions.

(c) After Closing, Purchaser will cause the Companies or the Relevant Purchaser to pay all intercompany accounts payable that are on the Effective Date Balance Sheet in respect to services or goods provided by Seller or members of the Siemens Group to such Companies and/or to a Relevant Purchaser with respect to Assets acquired hereunder as they become payable in accordance with their terms or - in lack of such terms - consistent with past practice.

C.    Employees; Employee Benefit Arrangements

a.    General

      The Seller shall and shall procure that each Relevant Seller and/or relevant Company shall where and to the extent required by the relevant local law (i) inform and consult with recognized trade unions, works councils (and, where relevant, their non-German equivalent) or other employee representatives about the sale of the Shares, Interests or Assets (as relevant), the transfer of German Employees to each German Wholly Owned Company and where relevant a separation of the establishment (Betriebsspaltung) before Closing, and/or (ii) fulfill any obligations to notify any statutory or other authority whatsoever about the sale of the Shares, Interests or Assets. In order better to effectuate the preceding sentence, Purchaser and Seller shall cooperate as needed between the date hereof and Closing in order to obtain necessary cooperation from works councils (and their non-German equivalents).

b.    Employees

      In the event any employees not listed in the Schedule 8.2.E.g. shall claim prior to or after the Effective Date that such employee has, by operation of law or based upon contract (not specifically approved by Purchaser), transferred to or with the Operations acquired by Purchaser hereunder, the parties shall use their best efforts to cooperate to convince such employee to remain with Seller or Relevant Seller (in particular where applicable that the employee is not allocable to the Operations and that therefore the employment relationship has not transferred).

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                                                                              59


      Purchaser at any time after the Closing, consistent with applicable law, shall have the right to approach and hire any employee, associated with the Operations on or after October 1, 1998, but who is not on Schedule 8.2.E.g.

      After Closing, Seller and the Siemens Group will not actively solicit for employment any Employee on Schedule 8.2.E.g. (provided that nothing in this sentence shall prevent Seller or Siemens Group from making generalized employment searches, by advertisements or by engaging firms to conduct searches, which are not focused on the Operations or individual Operations' employees).

      Any individuals employed by Seller or Relevant Seller except (i) those who are listed on Schedule 8.2.E.g at Closing or (ii) those who by operation of law have to be transferred to Relevant Purchaser or Company as appropriate, shall remain with Seller or Relevant Seller and hence Seller or Relevant Seller shall retain all obligations of any nature relating to such individuals (including but not limited to any indemnities and other payments which may be payable to such individuals).

c.    Seller Obligations

      Seller will procure that each Relevant Seller and each Company will perform all obligations in respect of each Employee due to be performed prior to the later of the Effective Date and the Closing.

d.    Employee Records

      At any time within twelve (12) months after Closing, upon Purchaser's request the Seller shall deliver to the Purchaser (on behalf of the Relevant Purchaser) either originals or copies (if originals no longer exist or are not under the Seller's custody or control) of all such Employee records and/or Employee Benefit Arrangement documents, which in any event are not in the possession of the Operation, provided that:

      (i) to the extent legally permitted, the Seller shall be entitled to retain a copy of any such record or document where the original is delivered to the Purchaser (on behalf of the Relevant Purchaser) or (if legally required to retain the original) to retain the original of any such record or document where a copy is delivered to the Purchaser (on behalf of the Relevant Purchaser);

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                                                                              60


      (ii) in the event the Seller or any Relevant Seller is a party to any claim by or against any Employee arising on or after Closing, the Purchaser shall, or shall procure that the Relevant Purchaser shall, allow the Seller or Relevant Seller access to any and all records and documents in its possession which are or might be relevant to such claim (subject to any legal restrictions limiting the disclosure of such records or documents) provided always that the Seller or Relevant Seller shall take such reasonable steps as are necessary to preserve the confidentiality of such records and documents (it being agreed that the use of such documents and disclosure thereof in the course of handling such claim, complying with the confidentiality provisions hereof while doing so, shall not amount to a breach of such provisions).

e.    Stock Options and Other Deferred Compensation

      Notwithstanding any law to the contrary, Seller will remain responsible for Seller's Liabilities relating to any stock option, stock acquisition right, phantom stock rights or any other contingent payment to any Employee based on any class of the equity of Seller. any Relevant Seller or any affiliate of Seller (collectively "Stock Option"), granted to any Employee prior to Closing (whether or not such Stock Option has vested prior to the later of the Effective Date and Closing).

f.    Employee Stock

      If Closing occurs before March 1, 2000 Purchaser will on February 28, 2000 deliver to the Employees of the German Wholly Owned Companies such employee shares (Mitarbeiteraktien) which were ordered by the Employees in accordance with the employee share offer made in November/December 1999. In order to deliver such shares to such Employees, Purchaser may purchase such employee shares at EUROS 85 per share from Seller.

g.    Additional Possible Employment Offers

      Seller and Purchaser shall decide before Closing which of the individuals on Schedule 8.2.E.g.(iv) will be offered employment by Purchaser or Relevant Purchaser.
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                                                                              61


D.    Non Competition

For a term of five (5) years after the Effective Date, or in case of Clause
5.1.2 after the closing of the last transaction pursuant to such Clause, the Seller and all members of the Siemens Group (as long as they are members of the Siemens Group) will not engage in or carry out any research or development, production or distribution of products of types which belong to the product groups listed in Schedule 12.D. However, these obligations do not extend to such products in Schedule 12.D. that any member of the Siemens Group (as long as it is such a member) purchases and sells as an integral part of other Siemens Group products or in combination with other Siemens Group products (collectively:
"Combination Products"). Furthermore these obligations do not extend to such
Schedule 12.D. products (i) that are purchased by Seller or Siemens Group for resale, or (ii) that are spare parts to Combination Products, or (iii) Siemens Group annual worldwide sales of which (by product group) do not exceed EURO 250,000 (hereinafter referred to as "Competitive Activities").

The restrictions set out in the first sentence of the preceding paragraph shall apply to Competitive Activities or participations acquired after the date of this Agreement on a worldwide basis, except for participations held or acquired by financial investment companies of the Siemens Group for financial investment purposes.

If Seller or any member of Siemens Group acquires more than 50% of the voting shares of a Company which engages in any of the Competitive Activities, Seller shall undertake for the time period specified in the first sentence of the first paragraph.

(i) to offer those Competitive Activities for sale to the Purchaser, if legally permissible, or

(ii) to divest the Competitive Activities on reasonable terms if the Purchaser does not submit a binding offer on reasonable terms within six weeks after receipt of the Seller's written offer and divestiture being legally permissible (the agreement to divest to be signed, on a reasonable efforts basis, within six months after such Purchaser rejection), and on no better terms to such third party that Purchaser had rejected provided, however, that Seller pursuant to the rights pertaining to such participation is in a position to undertake such actions as described in lit.
(i) and (ii) above. The provision in the preceding sentences shall not apply if the Seller has precluded itself from taking such action.

Any compensation for the adherence to the restrictions contained in this Clause 12.D. is deemed discharged with receipt of the Purchase Price.

F.    Bonds and Guarantees

(a) The Purchaser on behalf of itself and the Relevant Purchasers agrees to use reasonable efforts with the Relevant Sellers' assistance to procure, effective from the Effective Date, the release of the Seller and the Relevant Sellers and all Siemens Group companies from the bonds, guarantees, letters of comfort and similar instruments (for which the Seller or Relevant Sellers are the obligor) entered into in the ordinary course of the Operations and issued by any of them or by banks and/or other governmental and non-governmental financial institutions on behalf of any of them in respect of the Operations (relating to a contract at the Effective Date not yet completely performed by the relevant Company, including the applicable warranty period under that contract) as shown in
      Schedule 12.E.

(b) After the Effective Date but prior to such release the Purchaser on behalf of itself and the Relevant Purchasers undertakes to the Seller to keep the Relevant Seller, Seller and all Siemens Group Companies affected indemnified against liabilities relating to bonds, guarantees, letters of comfort or similar instruments on Schedule 12.E.

(c) Subclauses (a) and (b) above apply analogously to guarantees, comfort letters or similar instruments issued by Seller, Relevant Seller or Siemens Group companies securing interest bearing third party debt in respect to Operations as listed on Schedule 12.E.

13.   Further Obligations

A.    Seller's General Obligations

(a) If at any time after the Effective Date any Relevant Seller receives any monies in respect of any claim or in respect of any receivable relating to any of the Operations, then the Seller shall procure that the Relevant Seller shall pay to the Purchaser or Relevant Purchaser as soon as reasonably practicable the amount recovered.

(b) Notwithstanding Closing, both parties shall execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving it the full benefit of all the provisions of this Agreement.

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                                                                              63


e.    Covenants Relating to Industrial Property Rights

(a) Seller retains the right to the firm name (Firma) and the trademark "SIEMENS". However, Seller herewith grants the Companies the right to use the "Siemens" part of their current firm names in unaltered form free of charge in the way and to the extent as used in the ordinary course of business at Closing and as customary within Seller's Group to lawfully identify their business operations. Upon the Closing or National Closing any use of the firm name "SIEMENS" by the Purchaser, the Relevant Purchaser and the Companies is to be discontinued without delay. The Purchaser and the Relevant Purchaser and the Companies with ongoing cooperation by Seller have to ensure by way of corresponding timely measures that the above obligation is duly complied with by the implementation of corresponding firm name changes. For this purpose. the Purchaser has to provide Seller with the new firm names for and on behalf of the Companies within six weeks after signing this Agreement. Should Purchaser fail to provide Seller with such name, Seller shall be entitled to change the firm names for the Companies within its absolute discretion. As long as the firm names cannot be changed for reasons beyond Purchaser's or Seller's control the respective Company can continue to use the SIEMENS name part. Purchaser undertakes to have the Siecor Companies (i) use the firm name and trademark "Siecor" in a manner and color to be clearly distinguished from the firm name and trademark "SIEMENS" (the way Siecor's firm names and trademarks are used as of the date hereof are consistent with this subclause (i)), and (ii) not to hold themselves out (in an active sense in order to gain commercial advantage) as a former joint venture partner of Siemens.

(b) As regards inventory with the "SIEMENS" name on it, Purchaser is granted the right to use up such inventory within 12 months of the Closing. After such date, inventory bearing the "SIEMENS" name may no longer be sold by Purchaser, Relevant Purchaser and the Companies. As regards publicity materials (excluding factory signs) checks, letterheads and invoices, Purchaser is granted the right to use up such publicity materials within 3 months of the Closing.

(c) As of Closing or Effective Date -- whatever is later - Purchaser grants also in the name of the Relevant Purchaser to Seller and all members of Siemens Group (as long as they are members) a non-exclusive, non-transferable, worldwide, royalty free right and license under the single-use patents listed in Schedule 8.2.E.i.l and the dual use patents listed in Schedule 8.2.E.i.1 both for applications outside the scope of the Operations only. The license under the dual use patents shall include the right to sublicense such patents to third parties and to assert such patents against third parties in either event only for applications outside the scope of the Operations. Purchaser is obliged to maintain the dual use patents at its expense and to offer them on reasonable terms and conditions to Seller in case Purchaser and/or a Relevant Purchaser decides to discontinue such patents. Seller and Purchaser shall cooperate in good faith in case third parties challenge the validity of any of the dual-use patents.

      Seller undertakes not to assert any of its patents, which are designed for other products, but which may also be used for products pertaining to the Operations, against Purchaser and/or any of its majority owned or controlled subsidiaries. Purchaser undertakes also in the name of the Relevant Purchasers to license the dual use patents to third parties outside the scope Purchaser's telecommunications segment as defined in Purchaser's Form 10K only with the prior written consent of Seller which shall not be unreasonably withheld. Seller shall respond to Purchaser under the preceding sentence within 6 weeks after its receipt of Purchaser's request, or Seller's consent shall be deemed to have been given. Purchaser or Relevant Purchaser may sell or otherwise transfer any such dual use patents as part of a sale of any portion of a business and such requirement for Seller's prior written consent shall not apply.

(d) Seller shall try to obtain a license for SCC KG under certain patents co-invented by employees of Seller's SCC business and previously owned by Seller, which were contributed to Infineon AG, for use by SCC KG outside the scope of Infineon's business.

C.    General Services and Supply Agreement

Seller and Relevant Sellers shall supply (at the cost reflected in the financial statements for the Operations provided to Purchaser) to Purchaser and Relevant Purchasers to be agreed upon services that can legally be provided (including finance and information technology related) required by Purchaser, for to be agreed upon periods of time of up to 12 months after the later of Effective Date or Closing. Purchaser and Seller shall negotiate in good faith before Closing the terms and conditions of a respective services and supply agreement. If such agreement cannot be concluded by Closing, this shall not hold up Closing. But the parties shall continue to negotiate to conclude such agreement.

D.    Insurance Policies

Insurance policies of the Companies on a corporate level -- except for the Siecor Companies-, expire upon such Companies ceasing to be part of the Seller's Group, i.e. upon the later of Closing or Effective Date. Seller has provided to Purchaser a summary description of certain existing insurance coverage, a copy thereof is attached hereto for identification purposes only as Schedule 13.D.

Upon the written request of the Purchaser (which shall only be made after Purchaser has made all reasonable efforts to secure such insurance coverage on its own) given before Closing, the Seller shall use its reasonable endeavors to procure (to the extent legally possible and to the extent the relevant insurer agrees) that certain of its corporate insurance policies relating to the Operations shall be extended for a reasonable period of time after Closing (not longer than 30 days). The pro rated insurance charges as well as deductibles consistent with past practice (without additional amounts for Seller insurance oversight) of such extension (as it relates to the Operations) shall be borne by the relevant Purchaser. In case a claim is made under such extended policies Purchaser will give all needed assistance to Seller who will remain in control of the claim.

Effective at the later of Effective Date or Closing the Purchaser and/or the Relevant Purchaser(s) shall extend its product liability insurance to cover products manufactured by any of the Operations before the Effective Date and sold thereafter by Purchaser or Relevant Purchaser.

E.    Intercompany Agreements

a) The supply agreement for fusion splicers between Seller as supplier and RXS GmbH & Co. KG will be reviewed and possibly amended before Closing, the key points are set out in Schedule 13.E.a).

(b) Purchaser for a period of not to exceed 90 days after Closing has the right to renegotiate any Seller intercompany agreement relating to the Operations which is not at arm's length or not in the ordinary course of business.

F.    Neustadt

Purchaser undertakes to Seller to maintain optical and data cable manufacturing, connectorized cable manufacturing, optical fiber manufacturing and required related Services at Neustadt/Coburg, Germany for three years after the later of Closing or Effective

Date. However, the preceding sentence shall not prevent Purchaser from implementing any restructuring, including redundancies, which are necessitated by market conditions.

G.    Inspection of Books

The Purchaser will grant Seller and its authorized representatives a right to inspect all books and records of the Operations concerning the period of time up until the Closing Date or the respective National Closing Date and even thereafter, provided that such a right to inspection is asserted for Tax reasons, for reasons of defending claims, for the fulfillment of contractual or legal obligations or for other good reasons. Seller is entitled to retain copies of such books and records for the above-mentioned purposes and - to the extent that Seller requires original documents - the Purchaser will forward such books and records to Seller.

H.    Facility Rearrangement

The parties' agreement regarding the rearrangement of the facilities in Neustadt is laid out in Schedule 13.H.

14.   Miscellaneous

A.    Announcements

Any communication which the Purchaser or the Seller may make concerning this Agreement or any Transfer Agreement shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognized stock exchange, be consistent with the formal announcement or circular relating to this Agreement, released by the parties (in agreement with each other) as of the date hereof.

B.    Confidential Information

(i) The terms of the confidentiality agreement dated 20 August 1998, as amended, attached as Schedule 14.B, between the Seller and Purchaser sets out the relevant confidentiality restrictions between the parties to this Agreement through Closing. If Closing does not take place, the Purchaser shall as promptly as possible return to Seller all confidential information received, pursuant to Schedule 14.B.

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                                                                              67


(ii) The Seller on behalf of itself and each Relevant Seller and the Purchaser on behalf of itself and each Relevant Purchaser agree they will not disclose this Agreement or any part thereof on and after Closing to any third party (except pursuant to Clause 14.A) without obtaining the prior written consent of the other, unless required to disclose by law or by any regulatory body or the rules and regulations of any stock exchange. The preceding will not prohibit Seller from advising the other shareholder(s) in each of the Non Wholly Owned Companies about this Agreement, as it relates to such Company.

(iii) Purchaser (upon Seller's request) shall promptly return to Seller any Confidential Information (as defined in Schedule 14.B) which relates to Siemens' businesses other than the Operations and which was received by Purchaser after August 20, 1998 through the date hereof as part of the negotiations of this Agreement.

C.    Entire Agreement

This Agreement (including all Schedules and Supplements 1 and 2 attached hereto), the agreements referred to in Subclause B hereof, the Transfer Agreements, Transfer Deeds and all documents entered into pursuant to this Agreement (in any event referred to herein) contain the whole agreement among the parties relating to the subject matter of this Agreement.

D.    Amendments; Amended Schedules

No amendment or variation of this Agreement (including an amendment to this Clause) shall be effective unless in writing (or such stricter form as may be required by law) and signed by an authorized representative of each of the parties to this Agreement and such written document refers to this Clause and the intention to amend/vary this Agreement.

The Schedules listed in Clause 14.K hereafter which are marked with one or two asterisks in such list are likely to be subject to updating as of the Closing. Schedules marked with one asterisk may be updated by Seller unilaterally, those marked with two asterisks shall only be updated by mutual agreement of both parties hereto. Schedules not marked with any asterisk are not expected to require updating and thus any amendment of such Schedule shall only be possible in accordance with the first subparagraph above. It being understood, that the Seller may not take out any items from Schedule 8.2.E.i or reallocate between dual use or single use.

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                                                                              68


E.    Costs

The Seller shall bear all legal, accountancy, brokers and other third party costs and expenses incurred by it and all Relevant Sellers in connection with the preparation and negotiation of this Agreement and the Transfer Agreements and the sale of the Operations. The Purchaser shall bear all such costs and expenses incurred by it and any other Relevant Purchaser.

The Purchaser shall be responsible, except as set forth in the following sentence, for all notary, filing and registration fees and transfer taxes incurred directly in connection with this Agreement. Seller and Purchaser shall share equally all out of pocket costs (including but not limited to transfer taxes, notarial and recording fees) incurred in relation to the SCC KG, the RXS GmbH and the NSW GmbH reorganizations, all referred to in Schedule 2.1.A. While the Purchaser is responsible for real estate transfer taxes in connection with the transfer of real property to SCC KG, RXS KG and NSW KG, the fulfillment of this responsibility may be achieved either directly or, to the extent such real estate turnover taxes are included on the Effective Date Balance Sheet, via an adjustment to the Preliminary Purchase Price. If a particular real estate transfer tax is assessed more than once, Purchaser shall only be responsible for one such occurrence.

F.    Interest

If any Relevant Seller or any Relevant Purchaser defaults in the payment when due of any sum payable under this Agreement or the Transfer Agreements, the Seller or the Purchaser, as the case may be, shall be liable to pay interest on such sum from the date of such default until the date of actual payment (as well after as before judgment) at a rate per annum of 2 percent above one month EURIBOR rate. Such interest shall accrue from day to day but shall not be compounded.

G.    Notices

(a) Any notice or other communication required to be given or served in connection with this Agreement shall be made in English and in writing and shall be delivered or sent:

      In the case of any of the Seller and Relevant Sellers to such party in care of:

            Siemens AG
            M & A Department
            Wittelsbacher Platz 2
            Munich, Germany
            Fax: 49-89-636-32565
            Attention: Vice President
                       Mergers & Acquisitions (ZFG)

      In legal matters with a copy to:

            Siemens AG
            Legal department (ZFR)
            Munich, Germany
            Fax: 49-89-636-32139

      In the case of any Relevant Purchaser to such party in care of:

            Corning Incorporated
            One Riverfront Plaza
            Corning, New York 14831
            USA
            Fax: 1-607-974-6135
            Attention: General Counsel

(b) Any such notice or other communication shall be delivered by hand or sent by courier, fax or first class post. If sent by fax, such notice or communication shall be deemed to have been given or served on the Business Day following the Business Day of dispatch and, in the case of a notice sent by courier, on the third Business Day following the Business Day of dispatch.

H.    Severance/Waiver

(a) If any term or provision of this Agreement is held or shall become invalid or illegal or unenforceable, in whole or in part, such term or provision or part shall to that extent be deemed not to form part (if not modified jointly by the parties to remove such illegality or unenforceability) of this Agreement; but the validity and enforceability of the remainder of this Agreement shall not be affected. The term or provision held to be illegal or unenforceable shall be replaced by another provision with the closest economic results of such illegal or unenforceable provision. The same shall apply in case of an omission.

(b) No failure or delay of the parties to exercise any right or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

I.    Inconsistent Provisions

To the extent that provisions of the Schedules (but not of the Supplements) to this Agreement contradict the provisions of the body of this Agreement, the provisions of the body of this Agreement shall prevail and the Seller and the Purchaser shall procure that the provisions of the relevant Schedule are adjusted to the extent necessary to give effect to the provisions of the body of this Agreement and/or that the Seller, respectively the Relevant Seller and the Purchaser, respectively the Relevant Purchaser comply with the provisions of the body of this Agreement as though they were bound by such provisions in place of the provisions of the relevant Schedule.

J.    Governing Law and Disputes

(a) This Agreement and the Transfer Agreements and the documents to be entered into pursuant to them shall be exclusively interpreted and governed by German law with the exception of the UN-Convention on the International Sale of Goods. Any conflict of law provisions that would lead to the application of substantive law other than German law shall be excluded, except as they mandatorily require the application of foreign law to legal acts and transfers in rem.

(b) All disputes which may arise out of or in connection with this Agreement, any of the Transfer Agreements and any document to be entered into pursuant to this Agreement or any Transfer Agreement or any Transfer Deed, save as expressly otherwise stated therein, shall be settled by an amicable resolution effort of the Seller and the Purchaser. If this attempt does not result in the dispute being resolved within 21 days of written notification thereof, the dispute may be referred by either Purchaser or Seller to arbitration in London, England pursuant to the rules of the

      International Chamber of Commerce ("ICC"). The arbitration shall be conducted in the English language, in accordance with such ICC procedural rules. There shall be three arbitrators; one appointed by the Seller, one appointed by the Purchaser and the third promptly appointed by the two appointed arbitrators, failing which the president of the ICC shall appoint a third arbitrator within 60 days after the first two arbitrators are first asked to appoint such arbitrator. If there are two or more defendants, any nomination of an arbitrator by or on behalf of such defendant must be made by joint agreement between them. If such defendants fail within the time limit fixed by the International Court of Arbitration to agree on such joint nomination, the proceedings against each of them must be separated. The decision of the arbitrators shall be final and binding. The arbitration court shall also decide on the liability for costs, including the reimbursement for reasonable attorney fees.

K.    List of Schedules

The following Schedules and Supplements are attached to this Agreement and, unless mentioned to the contrary, form integral part of this Notarial Deed:

SCHEDULE 2

      Part I

      Companies whose Shares, Interests or Relevant Assets are being sold; Relevant Sellers; Relevant Purchasers

      Part 2

      Further particulars of the Companies, whose Shares, Interests or relevant Assets are to be transferred pursuant to this Agreement

SCHEDULE 2.A.

Operations

SCHEDULE 2.1.A

German Contribution Agreements

SCHEDULE 2.2.A.1

Siemens S.A. PCFO Assets -- General Description

SCHEDULE 2.2.A.2

List of Siemens S.A. PCFO Assets**

SCHEDULE 2.2.B.1

Siemens Ltd. Assets -- General Description

SCHEDULE 2.2.B.2

List of Siemens Ltd. Assets**

SCHEDULE 2.2.C.1

NSW Corp. Assets -- General Description

SCHEDULE 2.2.C.2

List of NSW Corp. Assets**

SCHEDULE 2.3.A

German Share and Interest Transfer Deeds

SCHEDULE 2.3.B

Transfer Agreements for Non-German Wholly Owned Companies**

SCHEDULE 2.3.C(a)

Transfer Agreement for Shares in Siecor Corp.**

SCHEDULE 2.3.C(b)

Transfer Agreement for Shares in Siecor GmbH and for Interest in Siecor GmbH & Co. KG**

SCHEDULE 2.3.E

Transfer Agreement for Assets

SCHEDULE 3.1

Allocation of Consideration

SCHEDULE 3.2.A

Principles for Financial Statements

SCHEDULE 3.2.B

Procedures for Finalizing the Effective Date Balance Sheet

SCHEDULE 3.2.C

Agreed Procedures

SCHEDULE 3.2.D

Net Assets

SCHEDULE 3.3.A

Contingent Consideration Contract

SCHEDULE 3.3.B

Undersea Cable Contingent Consideration

SCHEDULE 8.2.C.b

Exception to German Siecor Companies' Litigation Warranty*

SCHEDULE 8.2.C.d

Exception to German Siecor Companies' Ordinary Course Warranty*

SCHEDULE 8.2.E.a

Teleco Cavi Saving Shareholder Information

SCHEDULE 8.2.E.c

Changes since September 30, 1999**

SCHEDULE 8.2.E.d.iii

Wholly Owned Company Litigation*

SCHEDULE 8.2.E.f.ii

Wholly Owned Company Material Contracts*

SCHEDULE 8.2.E.f.iii

Exceptions to Agency, Distributorship or Management Agreements*

SCHEDULE 8.2.E.g

Employees in Wholly Owned Companies*

SCHEDULE 8.2.E.g.ii

Employee Benefit Arrangements and Employment Rights Agreements* (for identification purposes only)

SCHEDULE 8.2.E.g.iv

Non-Employee Workers for Companies*

SCHEDULE 8.2.E.g.vi

Mass Termination of Employment*

SCHEDULE 8.2.E.g.vii

Seconded Employees*

SCHEDULE 8.2.E.g.viii

Strikes; Works Slowdowns*

SCHEDULE 8.2.E.h.ii

Exceptions to Audits/Proceedings*

SCHEDULE 8.2.E.i.

Seller's Intellectual Property*

SCHEDULE 8.2.E.l.

Seller's Properties/Encumbrances/German Leases (parts thereof attached for identification purposes only)

SCHEDULE 8.2.E.l.vi

NSW Property Letter

SCHEDULE 8.2.E.m

Seller's year 2000 Plan for Operations (for identification purposes only)

SCHEDULE 8.2.F.c

Asset Seller Intellectual Property Licenses*

SCHEDULE 8.2.F.d

Asset Seller Employees*

SCHEDULE 8.3

Seller's Knowledge**

SCHEDULE 10.1.C

Jordan Project

SCHEDULE 12.A

SOFC

SCHEDULE 12.B

Third Party and Intercompany Debt*

SCHEDULE 12.D

Non-compete Product Types and Group

SCHEDULE 12.E

Bonds or Guarantees**

SCHEDULE 13.D

Insurance Policies (for identification purposes only)

SCHEDULE 13.E (a)

Fusion Splicers Renegotiation Issues

SCHEDULE 13.H

Neustadt, Coburg, Facility rearrangement

SCHEDULE 14.B

Confidentiality Agreement

Supplements

Supplement 1

Supplement 2

Supplement 3

                                                      (continued on next page)

IN WITNESS THEREOF this Notarial Deed including the Schedules and Supplements hereto with the exception of the Schedules or part of Schedules attached for identification purposes only, whose content does not form part of this Deed,

and with the further exception of certain balance sheets and lists of items, titles, rights and obligations contained in certain Schedules, in respect thereof the persons appearing waived the right to have them read aloud and which instead have been presented to the persons appearing, were acknowledged and signed on each page by the persons appearing, has been read aloud to the persons appeared and was confirmed and approved by the persons appeared. The persons appeared then signed this Deed. All this was done at the days herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 7th (seventh) and 8th (eighth) day of December 1999 (nineteen hundred and ninety-nine)


[SEAL]
STEPHAN CUENI
ADVOKAT UND NOTAR

The schedules and supplements listed at the end of the Master Sale and Purchase Agreement have been omitted from this Current Report on Form 8-K.